EXHIBIT 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

LINDE AKTIENGESELLSCHAFT,

PRAXAIR, INC.,

ZAMALIGHT PLC,

ZAMALIGHT HOLDCO LLC

and

ZAMALIGHT SUBCO, INC.

Dated as of June 1, 2017

TABLE OF CONTENTS

	ARTICLE I

	THE OFFER

1.1	Announcement of the Offer	3
1.2	Submission of the Offer Documents to the Regulators	3
1.3	Commencement of the Offer	4
1.4	Offer Consideration	5
1.5	Cancellation of Linde Excluded Shares	5
1.6	Fractional Shares	5
1.7	Acceptance Period of the Offer	5
1.8	Conditions to the Offer	6
1.9	Other Terms of the Offer	6
1.10	Closing of the Offer	6
1.11	Additional Acceptance Period	7
1.12	Effect of the Offer on Linde Equity Awards and Linde Shares Held by Board Members and Employees	7
1.13	Cooperation to Transmit the Offer	11
1.14	Required Amendments	11
1.15	Reasoned Statements	11
1.16	Withholding Rights	12

	ARTICLE II

	THE MERGER

2.1	Appointment of Exchange Agent	12
2.2	Shares of US Intermediate Holding Sub and Merger Sub	12
2.3	The Merger	13
2.4	Effects of the Merger	13
2.5	Closing	13
2.6	Effective Time	13
2.7	Effect of the Merger on Shares	14
2.8	Effect of the Merger on Praxair Stock Options and Awards	15
2.9	Delivery of Merger Consideration	16

	ARTICLE III

	POST-CLOSING REORGANIZATION

3.1	Post-Closing Reorganization of Linde	19

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	ARTICLE IV

	GOVERNANCE AND ADDITIONAL MATTERS CONCERNING NEW HOLDCO GROUP
4.1	Governance and Additional Matters	19

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Linde and Praxair	19
5.2	Representations and Warranties of New Holdco, US Intermediate Holding Sub and Merger Sub	25

	ARTICLE VI

	COVENANTS

6.1	Interim Operations	26
6.2	Acquisition Proposals	29
6.3	Stockholders Meeting; Offer Recommendation	32
6.4	Cooperation; Efforts to Consummate	34
6.5	Access	36
6.6	Listing; Indices	37
6.7	Publicity	38
6.8	Expenses	38
6.9	Stamp Taxes	38
6.10	Indemnification; Directors’ and Officers’ Insurance	39
6.11	Other Actions by Linde and Praxair	41
6.12	New Holdco Capital Increase	42
6.13	Financing Matters	42
6.14	Employee Matters	42
6.15	Linde Engineering Setup	44
6.16	Agreements Concerning New Holdco, US Intermediate Holding Sub and Merger Sub	44
6.17	Creation of Distributable Reserves	45
6.18	Pension and Deferred Compensation Matters	45
6.19	Agreements with Employees	45
6.20	Tax Matters	46
6.21	American Depositary Receipts	46
6.22	Compliance Matters	46
6.23	Preservation of Heritage	47

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	ARTICLE VII

	CONDITIONS TO THE OFFER / MERGER

7.1	Conditions to the Completion of the Offer	47
7.2	Condition to the Completion of the Merger	50

	ARTICLE VIII

	TERMINATION

8.1	Term of the Agreement	50
8.2	Full Termination of the Agreement by Mutual Consent	50
8.3	Termination by Either Linde or Praxair	51
8.4	Full Termination of the Agreement by Praxair	52
8.5	Full Termination of the Agreement by Linde	53
8.6	Effect of Termination and Abandonment; Termination Fees	53
8.7	Exclusive Means of Termination	55

	ARTICLE IX

	MISCELLANEOUS AND GENERAL

9.1	Survival	55
9.2	Modification or Amendment	56
9.3	Waiver of Conditions	56
9.4	Counterparts	56
9.5	Governing Law, Venue and Jurisdiction; Waiver of Trial by Jury	56
9.6	Notices	58
9.7	Entire Agreement	61
9.8	No Third-Party Beneficiaries	61
9.9	Fulfillment of Obligations	61
9.10	Transfer Taxes	61
9.11	Severability	62
9.12	Interpretation; Construction	62
9.13	Defined Terms	63
9.14	Disclosure Letters	63
9.15	Assignment	63
9.16	Specific Performance	63

Annex I:	Defined Terms
Annex II:	Form of Certificate of Incorporation of the Surviving Corporation
Annex III:	Governance Matters

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 1, 2017, is by and among Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the Laws of the Federal Republic of Germany (“Linde”), Praxair, Inc., a Delaware corporation (“Praxair”), Zamalight PLC, a public limited company incorporated under the Laws of Ireland (“New Holdco”), Zamalight Holdco LLC, a Delaware limited liability company and newly formed wholly-owned Subsidiary of New Holdco (“US Intermediate Holding Sub”), and Zamalight Subco, Inc., a Delaware corporation and newly formed, wholly-owned Subsidiary of US Intermediate Holding Sub (“Merger Sub”).

RECITALS

WHEREAS, Linde and Praxair desire to effect a strategic combination of their businesses;

WHEREAS, in furtherance thereof, the parties hereto propose that, upon the terms and subject to the conditions set forth in this Agreement: (a) New Holdco shall make a public exchange offer following the legal provisions of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), as amended (the “German Takeover Act”), and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), to acquire all of the issued and outstanding, no-par value bearer shares of Linde (the “Linde Shares”), pursuant to which each Linde Share tendered and not withdrawn and accepted for exchange shall be exchanged for 1.540 (the “Linde Exchange Ratio”) ordinary shares of New Holdco (“New Holdco Shares”) (such offer, as it may be amended from time to time in accordance with this Agreement, the German Takeover Act and the Exchange Act, the “Offer”); and (b) immediately following, and in no event prior to, the completion of the exchange of Linde Shares for New Holdco Shares pursuant to the Offer, Merger Sub shall merge with and into Praxair (the “Merger”), with Praxair surviving the Merger as a wholly-owned indirect Subsidiary of New Holdco, pursuant to which each share of common stock, par value $0.01 per share, of Praxair (the “Praxair Shares”), shall be converted into the right to receive one (1) New Holdco Share;

WHEREAS, the board of directors of Praxair (the “Praxair Board”) has unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Praxair, and are advisable and fair to, and in the best interests of, the stockholders of Praxair, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) determined, subject to applicable Law, to unanimously recommend that the Praxair stockholders adopt this Agreement (such recommendation, the “Praxair Recommendation”);

WHEREAS, the Executive Board of Linde (the “Linde Executive Board”) has unanimously (a) determined that the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Linde, and are in the best interests of Linde and its shareholders, (b) approved the transactions contemplated by this Agreement, including the Offer, and (c) determined that, subject to the review of the

German Exchange Offer Document and its fiduciary duties under German Law, in its statement on the Offer under Section 27 of the German Takeover Act, it will unanimously recommend that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer (such recommendation, the “Linde Executive Board Recommendation”);

WHEREAS, the Supervisory Board of Linde (the “Linde Supervisory Board” and, together with the Linde Executive Board, the “Linde Boards”) has (a) determined that the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Linde, and are in the best interests of Linde and its shareholders, (b) approved the transactions contemplated by this Agreement, including the Offer, and (c) determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in its statement on the Offer under Section 27 of the German Takeover Act, it will recommend that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer (such recommendation, the “Linde Supervisory Board Recommendation”);

WHEREAS, the board of directors of New Holdco (the “New Holdco Board”) and, to the extent applicable, the shareholders of New Holdco have approved this Agreement and the transactions contemplated by this Agreement, including the Offer, the Merger and the New Holdco Capital Increase;

WHEREAS, New Holdco, as indirect stockholder of Merger Sub, has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Merger Sub, and are in the best interests of Merger Sub;

WHEREAS, US Intermediate Holding Sub, as sole stockholder of Merger Sub, has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of US Intermediate Holding Sub and Merger Sub, and are in the best interests of US Intermediate Holding Sub and Merger Sub, and has determined that it will adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Merger Sub has (a) determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Merger Sub, and are advisable and fair to, and in the best interests of, the sole stockholder of Merger Sub, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) determined, subject to applicable Law, to recommend that its sole stockholder adopt this Agreement; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

1.1 Announcement of the Offer. On the date of this Agreement, New Holdco will (i) notify the relevant stock exchanges and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) of its intention to make the Offer and (ii) publish its decision to launch the Offer (the “Offer Announcement”) in accordance with Section 10 para. 1 sentence 1, para. 3 of the German Takeover Act, which Offer Announcement shall include a description of the Offer Consideration (as defined below) and such further information about the Offer as is deemed to be necessary or beneficial by the parties for further communication with Linde shareholders until the publication of the German Exchange Offer Document (as defined in Section 1.2(d)) has been cleared by BaFin. On the date of this Agreement, Linde and Praxair shall also issue an initial press release pursuant to Section 6.7, and Linde shall issue an ad hoc release in accordance with Art. 17 of Regulation (EU) No 596/2014 of 16 April 2014 on market abuse (“Market Abuse Regulation”), in each case, in the forms agreed by Linde and Praxair prior to the execution of this Agreement.

1.2 Submission of the Offer Documents to the Regulators.

(a) As promptly as practicable after the date of this Agreement, and in no event more than three (3) business days after the date of this Agreement, Linde, Praxair and New Holdco shall prepare, and New Holdco shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of New Holdco Shares to be issued pursuant to the Offer and the Merger. The Registration Statement will include (1) a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used in connection with the Praxair Stockholders Meeting to vote on the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, the Praxair Distributable Reserves Resolution, the non-binding advisory proposal to approve certain compensation arrangements and the proposal to permit the chairman of the Praxair Board to adjourn or postpone the Praxair Stockholders Meeting in certain circumstances and (2) a U.S. prospectus to be delivered to Linde shareholders in connection with the Offer (the “U.S. Exchange Offer Prospectus” and, together with the Proxy Statement/Prospectus, the “S-4 Prospectuses”).

(b) As promptly as practicable after the date of this Agreement, New Holdco shall apply to BaFin for an extension of the interim period between the date of the Offer Announcement and submission of the German Exchange Offer Document to BaFin from four (4) to eight (8) weeks and ask BaFin to extend its review period from ten (10) to fifteen (15) Working Days.

(c) Timely prior to the Offer Closing Time and only if necessary, Linde, Praxair and New Holdco shall prepare, and New Holdco shall submit to the CBI or, to the extent applicable, to BaFin, for the purpose of admission of the New Holdco Shares to trading on the regulated market of the Frankfurt Stock Exchange, (i) a listing prospectus (the “Admission Prospectus”) in accordance with applicable Irish Law or German Law, as the case may be, and (ii) applications for notification of the Admission Prospectus to the relevant authority in

Germany. Alternatively, New Holdco may, for the purpose of admission of the New Holdco Shares to trading on the regulated market of the Frankfurt Stock Exchange and as to be agreed with the Frankfurt Stock Exchange and with the approval of Linde and Praxair, use an alternative document (gleichwertiges Dokument) (an “Alternative Admission Document”).

(d) Within a period of eight (8) weeks following the Offer Announcement or such earlier time as may be required by applicable Law, New Holdco shall submit to BaFin an exchange offer document (Angebotsunterlage) in accordance with the German Takeover Act, including as an annex the offering disclosure information as required by Section 2 number 2 of the German Takeover Regulation (WpÜG-Angebotsverordnung) in connection with Section 7 of the German Securities Prospectus Act (Wertpapierprospektgesetz) in combination with Commission Regulation (EC) No. 809/2004 of 29 April 2004 and any further disclosure information as deemed necessary or beneficial by the parties (the “German Exchange Offer Document” and, together with the S-4 Prospectuses and any other ancillary documents with respect to the Offer, the “Offer Documents”).

(e) Subject to applicable Law, Linde, Praxair and New Holdco agree that the information relating to Linde, Praxair and New Holdco and their respective businesses included in the Offer Documents, the Admission Prospectus and any Alternative Admission Document shall be identical in terms of content to the greatest extent practicable. The parties agree to correct promptly any information provided by such party for use in the Offer Documents, the Admission Prospectus or any Alternative Admission Document, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Subject to Section 6.4(b), the parties further agree to take all steps necessary to cause the Offer Documents, the Admission Prospectus or any Alternative Admission Document, as so corrected, to be filed with the SEC, BaFin and, if applicable, the CBI, and to be disseminated to Praxair stockholders and Linde shareholders, as applicable, in each case as and to the extent required by applicable Law.

(f) As soon as practicable after the date of this Agreement and prior to the Closing Date (as defined below), New Holdco shall apply for admission of its entire issued share capital to trading on (i) the regulated market and the prime standard of the regulated market of the Frankfurt Stock Exchange on the basis of the Admission Prospectus or the Alternative Admission Document and (ii) the New York Stock Exchange (“NYSE”).

1.3 Commencement of the Offer. Following approval by BaFin (or the expiration of the review period required under the German Takeover Act) of the publication of the German Exchange Offer Document filed by New Holdco as set forth in Section 1.2(d), New Holdco shall (i) publish the German Exchange Offer Document without undue delay (ohne schuldhaftes Zögern) in accordance with Section 14 para. 2 and 3 of the German Takeover Act and thereby commence the Offer (the “Commencement of the Offer”) and (ii) file with the SEC the U.S. Exchange Offer Prospectus, together with the other ancillary documents with respect to the Offer, pursuant to Rule 424 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and deliver the U.S. Exchange Offer Prospectus and such documents to Linde shareholders in accordance with the Exchange Act. If the Registration Statement has not yet been declared effective by the SEC following approval by BaFin (or the expiration of the review period required under the German Takeover Act) of the publication of the German Exchange Offer Document, New Holdco may, in reliance on Rule 162(a) under the Securities Act (Early Commencement Rule), nevertheless commence the Offer.

1.4 Offer Consideration. In compliance with the requirements of the German Takeover Act as well as the German Takeover Regulation (WpÜG-Angebotsverordnung) regarding, among others, the minimum offer consideration, each Linde Share (other than Linde Excluded Shares) validly tendered by Linde shareholders pursuant to the Offer (including during the additional acceptance period (weitere Annahmefrist)) shall be exchanged for the number of New Holdco Shares equal to the Linde Exchange Ratio (the “Offer Consideration”) at the Offer Closing Time. “Linde Excluded Shares” means any Linde Shares that are held in the treasury of Linde or owned by any direct or indirect wholly-owned Subsidiary of Linde, but does not include Linde Shares that are held by Linde or any direct or indirect wholly-owned Subsidiary of Linde on behalf of third parties.

1.5 Cancellation of Linde Excluded Shares. Within three (3) months following the Offer Closing Time, Linde shall cause each Linde Excluded Share to cease to be outstanding and be cancelled and retired without payment of any consideration therefor and to cease to exist.

1.6 Fractional Shares. No fractional New Holdco Shares will be exchanged for any Linde Shares tendered in the Offer by any Linde shareholder. Notwithstanding any other provision of this Agreement, each holder of Linde Shares validly tendered into the Offer who would otherwise have been entitled to receive a fraction of a share of New Holdco Shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its custodian bank for the account of all such holders of New Holdco Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by Clearstream and the custodian banks shall be executed on the NYSE and/or the Frankfurt Stock Exchange, and shall be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Linde Shares. The net proceeds of such sale will be distributed to the holders of tendered Linde Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional New Holdco Shares will be determined on the average net proceeds per New Holdco Share. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of tendered Linde Shares in lieu of fractional interests, the custodian banks shall make available such amounts to such holders of tendered Linde Shares. Any such sale shall be made within ten (10) business days or such shorter period as may be required by applicable Law after the Offer Closing Time.

1.7 Acceptance Period of the Offer. The Offer shall have an acceptance period that ends at a time (such time, as it may be extended in accordance with this Agreement and applicable Laws, the “Expiration Time”) on a date that is ten (10) weeks after the commencement of the Offer pursuant to Section 1.3 (the period beginning at the Commencement of the Offer and ending at the Expiration Time, the “Acceptance Period”); provided that (i) in no event shall the Expiration Time occur on a date that is earlier than twenty (20) business days

(as defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the date of commencement (within the meaning of Rule 14d-2(a) under the Exchange Act) of the Offer; and (ii) New Holdco shall be permitted to extend the Expiration Time if such extension is permitted by applicable Law and Linde and Praxair mutually agree to such extension.

1.8 Conditions to the Offer.

(a) New Holdco’s obligation to accept for exchange, and to exchange, any Linde Share validly tendered and not withdrawn prior to the expiration of the Offer shall be solely (ausschließlich) subject to the satisfaction or waiver of the conditions (aufschiebende Bedingungen) set forth in Section 7.1 (the “Offer Conditions”). Except as provided in Section 1.14, New Holdco will refrain from adding additional closing conditions to the German Exchange Offer Document without the consent of each of Linde and Praxair.

(b) To the extent the determination of whether an Offer Condition has been satisfied depends on the opinion of a third party Independent Expert (as defined in Section 7.1(d)), Linde or Praxair, respectively, will, to the extent legally permissible, provide at its own expense (i) reasonable support to the Independent Expert and (ii) all requisite information regarding itself, its Subsidiaries and the business they operate.

1.9 Other Terms of the Offer.

(a) Linde has determined the percentage of its share capital held by U.S. holders in accordance with Instruction 2 to subsections (c) and (d) of Exchange Act Rule 14d-1 as of December 31, 2016, and that the conditions set forth for a “Tier II” offer, as set forth in Rule 14d-1(d) under the Exchange Act, are satisfied for the Offer. Accordingly, subject to Section 1.9(b), New Holdco will conduct the Offer in reliance on the exemptions for “Tier II” offers pursuant to Rule 14d-1(d) under the Exchange Act. Subject to its duties under applicable Law, Linde will continue to provide such information as Praxair and New Holdco reasonably request to allow Praxair and New Holdco to make a determination that U.S. holders do not hold more than 40% of the outstanding Linde Shares and will otherwise cooperate with their reasonable inquiries. The parties agree to comply with, and agree that the terms and conditions of the Offer shall be conducted so as to comply with, Regulation 14E of the Exchange Act, as modified by any applicable exemptions pursuant to Rule 14d-1(d)(2) under the Exchange Act.

(b) If, after the date of this Agreement, the conditions set forth for a “Tier II” offer, as set forth in Rule 14d-1(d) under the Exchange Act, are no longer satisfied for the Offer, the parties hereto will in good faith cooperate to (i) amend this Agreement and modify the Offer and/or (ii) seek no action relief from the SEC, in each case such that (1) the Offer is conducted so as to comply with the Exchange Act and (2) the terms, conditions and proposed economic impact of the revised Offer on each of the parties hereto come as close as reasonably possible to the terms, conditions and proposed economic impact of the Offer contemplated by this Agreement as of the date hereof.

1.10 Closing of the Offer. Subject to the prior satisfaction or waiver of the Offer Conditions, New Holdco shall promptly settle the Offer in accordance with its terms and applicable Law, and accept for exchange, and exchange, all Linde Shares validly tendered and not withdrawn pursuant to the Offer (the time that New Holdco accepts for exchange, and exchanges, all of the Linde Shares validly tendered and not withdrawn, the “Offer Closing Time”). The share register of New Holdco shall be updated immediately following the Offer Closing Time, and in any event prior to the Effective Time. After the Offer Closing Time, New Holdco intends to contribute all Linde Shares received at the Offer Closing Time to a direct or indirect wholly-owned Subsidiary of New Holdco in the legal form of a German limited liability company (GmbH) domiciled in Germany (“German Intermediate Holding Sub”) and New Holdco intends to cause German Intermediate Holding Sub to contribute such Linde Shares received after the Offer Closing Time to a direct or indirect wholly-owned Subsidiary of German Intermediate Holding Sub in the legal form of a German stock corporation (AG) domiciled in Germany (“German Intermediate Sub”).

1.11 Additional Acceptance Period. Following the Expiration Time and the satisfaction or waiver by New Holdco of the Offer Conditions, with the exception of the Offer Condition set forth in Section 7.1(a)(ii) (the “Regulatory Condition”), New Holdco shall provide an additional acceptance period (weitere Annahmefrist) (the “Additional Acceptance Period”) for the Offer in accordance with Section 16 para. 2 of the German Takeover Act, during which New Holdco shall offer to acquire all remaining outstanding Linde Shares.

1.12 Effect of the Offer on Linde Equity Awards and Linde Shares Held by Board Members and Employees.

(a) Immediately after the Offer Closing Time, Linde shall terminate the Linde LTIP with respect to any holder of Linde Equity Awards who is not a member of the Linde Executive Board at such time. With respect to any holder of Linde Equity Awards who is a member of the Linde Executive Board at such time, Linde shall terminate the Linde LTIP immediately after a Post-Closing Reorganization of Linde becomes effective; provided that, in the event that a Post-Closing Reorganization of Linde does not become effective within the first 18 months following the Offer Closing Time, (i) the Linde LTIP will not be terminated in connection with the transactions contemplated by this Agreement in respect of the members of the Linde Executive Board, (ii) there will be no LTIP Termination Time in respect of such Persons and (iii) any then outstanding Linde Stock Options and Linde Matching Share Rights then held by such Persons will be subject to the terms of Section 1.12(f) or 1.12(g), as applicable.

(b) Except as set forth in Section 1.12(f), upon the relevant LTIP Termination Time, a member of the Linde Group will pay to each relevant holder of a Linde Stock Option the Beneficiary Option Termination Value in respect of such holder’s then outstanding Linde Stock Options. The Beneficiary Option Termination Value shall be paid in cash to the applicable holder of the Linde Stock Options (less any Taxes required to be withheld) as soon as reasonably practicable following the LTIP Termination Time and in no event later than the next available payroll date following the relevant LTIP Termination Time; provided that, unless otherwise determined by Linde in its sole discretion, such cash shall be paid as soon as reasonably practicable following the earliest time that it may be paid in compliance with applicable Law (including Section 409A of the Code) to the extent necessary to avoid the imposition of any Tax penalties on any holder of Linde Stock Options (including pursuant to Section 409A of the Code).

(c) Except as set forth in Section 1.12(g), upon the relevant LTIP Termination Time, a member of the Linde Group will pay to each relevant holder of a Linde Matching Share Right the Beneficiary Matching Share Termination Value in respect of such holder’s then outstanding Linde Matching Share Rights. The Beneficiary Matching Share Termination Value shall be paid in cash to the applicable holder of the Linde Matching Share Rights (less any Taxes required to be withheld) as soon as reasonably practicable following the LTIP Termination Time and in no event later than the next available payroll date following the relevant LTIP Termination Time; provided that, unless otherwise determined by Linde in its sole discretion, such cash shall be paid as soon as reasonably practicable following the earliest time that it may be paid in compliance with applicable Law (including Section 409A of the Code) to the extent necessary to avoid the imposition of any Tax penalties on any holder of Linde Matching Share Rights (including pursuant to Section 409A of the Code).

(d) Except as otherwise set forth in Section 1.12(f), as per the relevant New Grant Date, New Holdco shall grant to each Person who is in service or employment with a member of the Linde Group and has not given or received notice of termination of such service or employment and who held any Linde Stock Options that were outstanding and for which the Waiting Period had not yet expired as of immediately prior to the Offer Closing Time (such Linde Stock Options, the “Linde Active Options”) an award of New Holdco Stock Options with respect to a number of New Holdco Shares equal to the result of (i) the number of Linde Shares that were subject to such Linde Active Options as of immediately prior to the Offer Closing Time, multiplied by (ii) the Linde Exchange Ratio, multiplied by (iii) a fraction equal to 1.00 minus the Proration Fraction, multiplied by (iv) the Target Achievement Fraction, the result being rounded down to the nearest whole share. Each such New Holdco Stock Option will have a per-share exercise price equal to (x) EUR 2.56 divided by (y) the Linde Exchange Ratio (the result being rounded up to the nearest cent), and the exercise period with respect to such New Holdco Stock Option shall expire on the same date that the exercise period with respect to the applicable Linde Active Option would have expired (treating service with New Holdco and its Subsidiaries or Listed Subsidiaries as service with the Linde Group for this purpose).

(e) Except as otherwise set forth in Section 1.12(g), as per the relevant New Grant Date, New Holdco shall grant to each Person who is in service or employment with a member of the Linde Group and has not given or received notice of termination of such service or employment and who held any Linde Matching Share Rights that were outstanding and for which the Waiting Period had not yet expired as of immediately prior to the Offer Closing Time (such Linde Matching Share Rights, the “Linde Active Matching Share Rights”) an award of New Holdco RSUs covering a number of New Holdco Shares equal to the result of (i) the number of Linde Shares that were subject to such Linde Active Matching Share Rights as of immediately prior to the Offer Closing Time, multiplied by (ii) the Linde Exchange Ratio, multiplied by (iii) a fraction equal to 1.00 minus the Proration Fraction, the result being rounded down to the nearest whole share.

(f) In the event that the Waiting Period in respect of a Linde Active Option that is not terminated immediately following the Offer Closing Time (each such option, a “Delayed Termination Option”) expires prior to the relevant LTIP Termination Time (including in the event that the LTIP Termination Time never occurs), such Delayed Termination Option may be exercised according to its terms, and in such case the holder thereof shall receive an amount in cash (less any Taxes required to be withheld) in accordance with Section 4(3)(b) of the Linde LTIP, until the earlier of (i) 18 months following the Offer Closing Time and (ii) the relevant LTIP Termination Time, and the holder will not receive any New Holdco Stock Options in respect of any Delayed Termination Option so exercised. In the event that the LTIP Termination Time does not occur within 18 months following the Offer Closing Time, then such Delayed Termination Option may be exercised according to its terms and the holder thereof will receive upon exercise Linde Shares or cash in accordance with the terms of the Linde LTIP. In the event that the Waiting Period in respect of a Delayed Termination Option expires prior to the relevant LTIP Termination Time and such Delayed Termination Option remains outstanding and unexercised on the New Grant Date, as per such date, such holder will receive a number of fully vested New Holdco Stock Options determined in accordance with Section 1.12(d).

(g) In the event that the Waiting Period in respect of a Linde Active Matching Share Right that is not terminated immediately following the Offer Closing Time (each such Linde Active Matching Share Right, a “Delayed Termination MSR”) expires prior to the relevant LTIP Termination Time (including in the event that the LTIP Termination Time never occurs), such Delayed Termination MSR shall be settled through delivery of an amount in cash (less any Taxes required to be withheld) in accordance with Section 2(11) of the Linde LTIP.

(h) Any New Holdco Stock Option or New Holdco RSU granted in accordance with Section 1.12(d) or (e) will (i) be subject to service-based (but not performance-based) vesting conditions and will vest in full in the event that either (A) the holder remains in service or employment with New Holdco, Linde or one of their respective Subsidiaries or Listed Subsidiaries and has not given or received notice of termination of such service or employment until the last day of the Waiting Period applicable to the Linde Active Option or Linde Active Matching Share Right, as applicable, that is replaced by such New Holdco Stock Option or New Holdco RSU, as the case may be, or (B) the holder’s employment is terminated prior to the end of the Waiting Period in circumstances that constitute a Good Leaver Termination and (ii) otherwise be subject to the terms and conditions of the equity compensation plan of New Holdco under which such New Holdco Stock Option or New Holdco RSU is granted (together with any applicable award agreement), including those requiring payment of the exercise price of each New Holdco Stock Option and permitting New Holdco to settle such New Holdco Stock Option or New Holdco RSU either through the issuance or delivery of New Holdco Shares or through delivery of cash of equal value (in each case, less any Taxes required to be withheld).

(i) Prior to the relevant LTIP Termination Time (if applicable), Linde shall take all necessary actions for the treatment of the Linde Stock Options and Linde Matching Share Rights in accordance with Sections 1.12(a), (b), (c), (f) and (g).

(j) As soon as practicable after the applicable New Grant Date, New Holdco shall deliver to the former holders of Linde Active Options and Linde Active Matching Share Rights appropriate notices setting forth such holders’ rights with respect to their New Holdco Stock Options and New Holdco RSUs.

(k) Linde, Praxair and New Holdco hereby acknowledge and agree that, notwithstanding any provision of the Linde LTIP, any other Benefit Plan of the Linde Group or any Linde Group share ownership or share retention requirements to the contrary, any Linde

Shares that are held at any time up to the expiration of the Additional Acceptance Period by any member of the Linde Executive Board or the Linde Supervisory Board or any employee of any member of the Linde Group (including any Investment Shares and any deferral Linde Shares (relating to variable compensation of the members of the Linde Executive Board)) may be released from all holding, retention and ownership requirements solely in order to allow the holder thereof to tender such Linde Shares in the Offer and contingent on the holder thereof tendering such Linde Shares in the Offer, and the holder shall not forfeit any compensation or benefits or otherwise be subject to any adverse consequences pursuant to any Benefit Plan of the Linde Group as a result of tendering such Linde Shares; provided that, from and after the Offer Closing Time, any New Holdco Shares that such holder receives in exchange for Linde Shares will be subject to the same holding, ownership and retention requirements (if any) as the corresponding Linde Shares (including, solely in the case of Investment Shares, the requirement to retain New Holdco Shares until the end of the applicable Waiting Period in order for (x) the New Holdco RSUs described in Section 1.12(e) and, in the case of Persons who were required to hold Investment Shares in respect of Linde Active Options, the New Holdco Stock Options described in Section 1.12(d), to vest, and (y) the Delayed Termination Options described in Section 1.12(f) and the Delayed Termination MSRs described in Section 1.12(g) to vest); provided, further, that, in the case of any New Holdco Shares that are received in respect of Investment Shares, (i) in the case of Persons who do not hold Delayed Termination Options or Delayed Termination MSRs, the number of New Holdco Shares subject to such requirements shall be equal to the number of New Holdco Shares subject to New Holdco RSUs that the holder receives on the New Grant Date pursuant to Section 1.12(e) and (ii) in the case of Persons who hold Delayed Termination Options or Delayed Termination MSRs, all such New Holdco Shares received in respect of Investment Shares shall be subject to the same requirements as the corresponding Investment Shares until the New Grant Date, at which time the number of New Holdco Shares subject to such requirements shall be reduced to equal the number of New Holdco Shares subject to New Holdco RSUs that the holder receives on the New Grant Date pursuant to Section 1.12(e). For the avoidance of doubt, in the case of any Person who is not a member of the Linde Executive Board, in lieu of tendering Investment Shares in the Offer in exchange for New Holdco Shares, any requirement to hold and retain New Holdco Shares until the end of the applicable Waiting Period with respect to New Holdco RSUs contemplated by this Section 1.12 may be satisfied by acquiring New Holdco Shares through market purchases or otherwise; provided that such New Holdco Shares must be acquired within four months following the Offer Closing Time and held until the end of the applicable Waiting Period.

(l) Linde and each member of the Linde Executive Board shall amend the terms of the Linde LTIP for the members of the Linde Executive Board to the effect that (i) Linde shall be entitled to exercise the termination rights set forth in Sections 5(4) and 5(5) of the plan conditions for the Linde LTIP after the Offer Closing Time and until the relevant LTIP Termination Time and (ii) the stock holding, ownership and retention obligations of the members of the Linde Executive Board under the Linde LTIP plan conditions shall, during the interim period between the Offer Closing Time and relevant LTIP Termination Time, be fulfilled through holding, owning and retaining the New Holdco Shares allocable to such Person pursuant to, and in accordance with the terms of, Section 1.12(k).

(m) For the avoidance of doubt, all terms of this Section 1.12 shall be subject to Section 9.8 (No Third-Party Beneficiaries).

1.13 Cooperation to Transmit the Offer. In connection with the Offer, Linde shall, to the extent consistent with applicable Law, promptly furnish New Holdco with such information and assistance as New Holdco or its agent(s) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Linde Shares.

1.14 Required Amendments. Notwithstanding anything to the contrary in this Agreement, nothing shall require the parties to agree to amend or waive any Offer Condition or any of the terms of this Agreement or to impose additional terms or conditions to the Offer without the prior written consent of both Linde and Praxair, including any reduction of the Acceptance Period; provided, however, that each party shall agree, and undertake to, implement such amendment, waiver or additional term or condition to the Offer or this Agreement, as the case may be, required by BaFin or the SEC and necessary to consummate the transactions contemplated in this Agreement (“Required Amendment”) to the extent the Required Amendment is not in any manner materially adverse to either the Praxair stockholders or Linde shareholders (it being agreed that any change as to the form or amount of the Offer Consideration or the Merger Consideration or the addition of any condition shall be deemed to be so materially adverse).

1.15 Reasoned Statements.

(a) The Linde Executive Board will, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act (Aktiengesetz – the “German Stock Corporation Act”), within twenty (20) business days of the Commencement of the Offer, unanimously confirm in its reasoned statement pursuant to Section 27 of the German Takeover Act that, in its unanimous opinion, (i) the Offer Consideration is fair and adequate, (ii) it endorses and supports the Offer and (iii) it recommends that the Linde shareholders tender their Linde shares into the Offer (such statement, the “Linde Executive Board Reasoned Statement”). The individuals serving as of the date of this Agreement as members of the Linde Executive Board will tender their respective Linde Shares, if any, into the Offer, excluding any Linde Shares that are subject to any contractual obligation to be kept for a certain minimum period or the holding of which is a prerequisite for the granting of any matching shares or the qualification to participate in any incentive program.

(b) The Linde Supervisory Board will, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act, within twenty (20) business days of the Commencement of the Offer, confirm in its reasoned statement pursuant to Section 27 of the German Takeover Act that, in its opinion, (i) the Offer Consideration is fair and adequate, (ii) it endorses and supports the Offer and (iii) it recommends that the Linde shareholders tender their Linde shares into the Offer (such statement, the “Linde Supervisory Board Reasoned Statement”). The individuals serving as of the date of this Agreement as shareholder representative members of the Linde Supervisory Board will tender their respective Linde Shares, if any, into the Offer, excluding any Linde Shares that are subject to any commitment to be kept for a certain minimum period.

(c) The Linde Executive Board and the Linde Supervisory Board may, in lieu of issuing a separate Linde Executive Board Reasoned Statement and Linde Supervisory Board Reasoned Statement, respectively, elect to issue a joint reasoned statement pursuant to Section 27 of the German Takeover Act. Any such joint reasoned statement shall be consistent with both Section 1.15(a) and Section 1.15(b).

(d) Notwithstanding anything in this Agreement to the contrary, neither (i) a statement in a Linde Reasoned Statement that each Linde shareholder must make its own investment decision nor (ii) any dissenting statement and any reasons therefor made by any member of the Linde Supervisory Board in the Linde Supervisory Board Reasoned Statement shall constitute a Change in Linde Recommendation or a breach of this Agreement.

(e) The obligations of the Linde Boards under this Section 1.15 are subject to Section 6.2(c).

1.16 Withholding Rights. Each of New Holdco, the Offer Exchange Agent and any other paying agents or custodians of Linde shareholders shall be entitled to deduct and withhold from any amounts payable pursuant to this Article I to any Person who was a holder of Linde Shares or Linde Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the German Income Tax Code (Einkommensteuergesetz- EStG) or any other provision of Tax Law whether in Germany or elsewhere. To the extent that amounts are so deducted and withheld by or on behalf of New Holdco, the Offer Exchange Agent or any other paying agents or custodians, as the case may be, and paid over to the relevant Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Linde Shares or Linde Equity Awards, as the case may be, in respect of which such deduction and withholding was made.

ARTICLE II

THE MERGER

2.1 Appointment of Exchange Agent. As promptly as possible following the date hereof, New Holdco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Praxair and Linde (the “Exchange Agent”) to act, among other things, as exchange agent for the Merger and to deliver the Merger Consideration to former Praxair stockholders. Praxair and New Holdco shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

2.2 Shares of US Intermediate Holding Sub and Merger Sub. US Intermediate Holding Sub is a limited liability company organized under the Laws of Delaware. New Holdco directly owns 100% of the outstanding limited liability company interests of US Intermediate Holding Sub. Merger Sub is a corporation incorporated under the Laws of Delaware and is a constituent company in the Merger. US Intermediate Holding Sub directly owns 100% of the outstanding capital stock of Merger Sub.

2.3 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Merger shall occur, pursuant to which Merger Sub shall be merged with and into Praxair, with Praxair surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall thereupon cease, in each case, by operation of the Laws of the State of Delaware. The Surviving Corporation shall continue to exist under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises unaffected by the Merger except as set forth in this Article II. After the Merger, the Surviving Corporation shall be a wholly-owned direct Subsidiary of US Intermediate Holding Sub.

2.4 Effects of the Merger.

(a) The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.

(b) Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Praxair, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of Annex II, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to change the corporate name set forth therein to “Praxair, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the certificate of incorporation and bylaws of the Surviving Corporation and by applicable Law.

2.5 Closing. Unless otherwise mutually agreed in writing between Linde and Praxair, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on the date on which the Offer Closing Time shall occur (the “Closing Date”).

2.6 Effective Time. As soon as practicable following the Offer Closing Time, and on the Closing Date, Praxair shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”). The parties agree to cause the Effective Time to occur immediately after, and in no event prior to, the Offer Closing Time.

2.7 Effect of the Merger on Shares.

(a) Merger Consideration. At the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of Praxair, each Praxair Share issued and outstanding immediately prior to the Effective Time other than Praxair Excluded Shares (the “Praxair Eligible Shares”) shall automatically be converted into the right to receive one (1) fully paid and non-assessable New Holdco Share (the “Merger Consideration”). “Praxair Excluded Shares” means any Praxair Shares that are held in the treasury of Praxair or owned by New Holdco or any direct or indirect wholly-owned Subsidiary of New Holdco or Praxair, but does not include Praxair Shares that are held by New Holdco or Praxair or any direct or indirect wholly-owned Subsidiary of New Holdco or Praxair on behalf of third parties.

(b) Conversion of Praxair Eligible Shares. As a result of the Merger and without any action on the part of any holder of any capital stock of Praxair, all of the Praxair Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Praxair Eligible Shares (each, a “Praxair Certificate”) and each book-entry interest formerly representing any non-certificated Praxair Eligible Shares (each, a “Praxair Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any dividends or other distributions pursuant to Section 2.9(d).

(c) Cancellation of Praxair Excluded Shares. As a result of the Merger and without any action on the part of any holder of any capital stock of Praxair, each Praxair Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(d) Merger Sub. At the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and cease to exist and shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding share of capital stock, par value $0.01 per share, of the Surviving Corporation at the Effective Time and which shall be held by US Intermediate Holding Sub.

(e) Issue of Shares by US Intermediate Holding Sub. At the Effective Time, US Intermediate Holding Sub shall issue additional fully paid and non-assessable limited liability company membership interests of US Intermediate Holding Sub to New Holdco in consideration for the issue by New Holdco of New Holdco Shares in respect of Praxair Eligible Shares and the cancellation of such Praxair Eligible Shares in the Merger, and shall issue certificates in respect of such interest to New Holdco.

(f) Appraisal. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Praxair stockholders in connection with the Merger.

2.8 Effect of the Merger on Praxair Stock Options and Awards.

(a) Each option to purchase Praxair Shares (a “Praxair Stock Option”) granted under the Praxair Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a Praxair Stock Option and shall be converted, at the Effective Time, into a New Holdco Stock Option on substantially the same terms and conditions as were applicable under such Praxair Stock Option. The number of New Holdco Shares subject to each such New Holdco Stock Option shall be equal to the product (rounded down to the nearest whole share) of (x) the number of Praxair Shares subject to such Praxair Stock Option immediately prior to the Effective Time and (y) the Merger Consideration, and such New Holdco Stock Option shall have an exercise price per share (rounded up to the nearest penny) equal to (A) the per-share exercise price applicable to such Praxair Stock Option immediately prior to the Effective Time divided by (B) the Merger Consideration.

(b) At the Effective Time, each restricted stock unit measured in Praxair Shares (a “Praxair RSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a Praxair RSU and shall be converted into a New Holdco RSU on substantially the same terms and conditions as were applicable to such Praxair RSU. The number of New Holdco Shares subject to each such New Holdco RSU shall be equal to the product (rounded down to the nearest whole share) of (x) the number of Praxair Shares subject to such Praxair RSU immediately prior to the Effective Time and (y) the Merger Consideration.

(c) At the Effective Time, each performance share unit measured in Praxair Shares (a “Praxair PSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a Praxair PSU and shall be converted into a New Holdco RSU on substantially the same terms and conditions as were applicable to such Praxair PSU. The number of New Holdco Shares subject to each such New Holdco RSU shall be equal to the product (rounded down to the nearest whole share) of (x) the greater of (i) the target number of Praxair Shares subject to such Praxair PSU and (ii) the number of Praxair Shares subject to such Praxair PSU determined by the Compensation Committee of the Praxair Board in good faith based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the Effective Time, and (y) the Merger Consideration.

(d) As soon as practicable after the Effective Time, New Holdco shall deliver to the holders of Praxair Stock Options, Praxair RSUs and Praxair PSUs (collectively, “Praxair Stock-Based Awards”) appropriate notices setting forth such holders’ rights pursuant to the respective Praxair Stock Plans and agreements evidencing the grants of such Praxair Stock-Based Awards and stating that such Praxair Stock-Based Awards have been assumed by New Holdco and converted into New Holdco Stock Options and New Holdco RSUs and shall continue in effect on substantially the same terms and conditions (but subject to the adjustments required by this Section 2.8 after giving effect to the Merger, the adjustment of Praxair PSUs required by Section 2.8(c) and the terms of the Praxair Stock Plans).

(e) Prior to the Effective Time, Praxair shall take all necessary action for the adjustment of Praxair Stock-Based Awards under this Section 2.8.

2.9 Delivery of Merger Consideration.

(a) As soon as possible following the Effective Time and on the Closing Date, New Holdco shall issue and deliver to the Exchange Agent solely for the account and benefit of the former Praxair stockholders, the maximum number of New Holdco Shares that has become issuable pursuant to Section 2.7(a) for delivery of the Merger Consideration to the recipients entitled thereto (such New Holdco Shares being the “Exchange Fund”). At the Effective Time, the obligations of New Holdco and the Exchange Agent under this Section 2.9(a) shall be unconditional.

(b) Merger Letter of Transmittal. As promptly as practicable after the Effective Time, the Surviving Corporation and New Holdco shall cause the Exchange Agent to mail to each holder of record of Praxair Eligible Shares that are (i) Praxair Certificates or (ii) Praxair Book-Entry Shares not held through the Depositary Trust Company (“DTC”) notice advising such holder of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Praxair Certificates or Praxair Book-Entry Shares shall pass only upon delivery of the Praxair Certificates (or affidavits of loss in lieu of the Praxair Certificates as provided in Section 2.9(h)) or transfer of the Praxair Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Praxair Book-Entry Shares), such materials to be in such form and have such other provisions as Praxair and Linde, or after the Effective Time, New Holdco, desire (the “Merger Letter of Transmittal”), and (B) instructions for surrendering the Praxair Certificates (or affidavits of loss in lieu of the Praxair Certificates) or transferring the Praxair Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to Section 2.9(d). With respect to Praxair Book-Entry Shares held through DTC, Praxair and New Holdco shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Praxair Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(c) Procedures for Surrender.

(i) After the Effective Time, and (x) upon surrender to the Exchange Agent of Praxair Eligible Shares that are Praxair Certificates, by physical surrender of such Praxair Certificate (or affidavit of loss in lieu of a Praxair Certificate, as provided in Section 2.9(h)) in accordance with the terms of the Merger Letter of Transmittal and accompanying instructions, (y) upon the transfer of Praxair Eligible Shares that are Praxair Book-Entry Shares not held through DTC, in accordance with the terms of the Merger Letter of Transmittal and accompanying instructions or (z) upon the transfer of Praxair Eligible Shares that are Praxair Book-Entry Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by Praxair, Linde, New Holdco, the Exchange Agent and DTC, the holder of such Praxair Eligible Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder (subject to Section 2.9(g)), (A) the number of New Holdco Shares (in certificates or evidence of shares in book-entry form, as applicable) in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 (after taking into account all Praxair Eligible Shares then held by such holder), and (B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.9(d).

(ii) No interest will be paid or accrued on any amount payable upon due surrender of the Praxair Eligible Shares, and any Praxair Certificate formerly representing Praxair Eligible Shares that have been so surrendered shall be cancelled by the Exchange Agent. The New Holdco Shares issued and paid in accordance with the terms of this Section 2.9 upon conversion of any Praxair Eligible Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Praxair Eligible Shares.

(iii) In the event of a transfer of ownership of any Praxair Eligible Share that is not registered in the transfer records of Praxair, the proper number of New Holdco Shares may be transferred by the Exchange Agent to such a transferee if (A) in the case of Praxair Book-Entry Shares, written instructions authorizing the transfer of the Praxair Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Praxair Certificates, the Praxair Certificates formerly representing such Praxair Eligible Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Praxair Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to New Holdco and the Exchange Agent. If any New Holdco Shares are to be delivered to a Person other than the holder in whose name any Praxair Eligible Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of New Holdco Shares to a Person other than the registered holder of any Praxair Eligible Shares, or shall establish to the satisfaction of New Holdco and the Exchange Agent that such Tax has been paid or is not applicable. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Entity or other entity of any kind or nature.

(d) Distributions with Respect to Unexchanged Shares; Voting. All New Holdco Shares to be transferred to the Exchange Agent pursuant to Section 2.9(a) shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by New Holdco in respect of New Holdco Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all New Holdco Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the New Holdco Shares shall be paid to any holder of Praxair Eligible Shares until the Praxair Certificate is surrendered (or affidavit of loss in lieu of the Praxair Certificate is delivered as provided in Section 2.9(h)) or the Praxair Book-Entry

Share is transferred for exchange in accordance with this Section 2.9. Subject to the effect of applicable Laws, following such surrender or transfer, there shall be issued to the holder of New Holdco Shares issued in exchange for Praxair Eligible Shares in accordance with this Section 2.9, without interest, (A) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such New Holdco Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such New Holdco Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(e) Transfers. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Praxair Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Praxair Book-Entry Shares or Praxair Certificates formerly representing Praxair Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Withholding Rights. Each of New Holdco, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Article II to any Person who was a holder of Praxair Shares or Praxair Stock-Based Awards immediately prior to the Effective Time, such amounts as it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. tax Law. To the extent that amounts are so deducted and withheld by or on behalf of New Holdco, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the relevant Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Praxair Shares or Praxair Stock-Based Awards, as the case may be, in respect of which such deduction and withholding was made.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former Praxair stockholders for 180 days after the Effective Time shall be delivered to New Holdco. Any former Praxair stockholders who have not theretofore complied with this Article II shall thereafter look only to New Holdco for delivery of any New Holdco Shares of such stockholders and payment of any dividends and other distributions in respect of New Holdco Shares of such stockholders payable and/or issuable pursuant to Sections 2.7(a) and 2.9(d), in each case, without any interest thereon. Notwithstanding the foregoing, none of New Holdco, the Surviving Corporation, Linde, Merger Sub, the Exchange Agent or any other Person shall be liable to any former Praxair stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) Lost, Stolen or Destroyed Praxair Certificates. In the event any Praxair Certificate representing Praxair Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Praxair Certificate to be lost, stolen or destroyed and, if required by New Holdco, the posting by such Person of a bond in customary amount and upon such terms as may be required by New Holdco or the Exchange Agent as indemnity against any claim that may be made against it with respect to such Praxair Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Praxair Certificate the New Holdco Shares and any dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Praxair Certificate been surrendered.

ARTICLE III

POST-CLOSING REORGANIZATION

3.1 Post-Closing Reorganization of Linde. Nothing in this Agreement shall prevent New Holdco, German Intermediate Holding Sub, German Intermediate Sub or Linde from seeking to enter into and/or to adopt resolutions in favor of any enterprise agreements pursuant to Section 291 of the German Stock Corporation Act (such as a domination and/or a profit and loss transfer agreement), merger under the German Transformation Act (Umwandlungsgesetz – “German Transformation Act”), change of corporate form under the German Transformation Act, squeeze-out under the German Stock Corporation Act or the German Takeover Act, cash-out merger under the German Transformation Act or integration under the German Stock Corporation Act in relation to New Holdco, German Intermediate Holding Sub, German Intermediate Sub or Linde (the “Post-Closing Reorganization”). Following any merger of Linde and German Intermediate Holding Sub, German Intermediate Sub or New Holdco, all and any stipulations hereunder relating to rights and obligations of Linde shall apply to the merged company mutatis mutandis.

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS CONCERNING NEW HOLDCO GROUP

4.1 Governance and Additional Matters. Subject to applicable Law, each of the parties shall take all actions necessary to cause the matters set forth on Annex III to occur.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Linde and Praxair. Except as (1) in the case of any representation and warranty made by Praxair, set forth in the disclosure letter dated as of the date hereof, delivered to Linde by Praxair on or prior to entering into this Agreement (the “Praxair Disclosure Letter”) or disclosed in any report, schedule, form, statement or other document of Praxair filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2014 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the “Praxair Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Praxair Report or any other disclosure in any Praxair Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Linde, set forth in the disclosure letter dated as of the date hereof, delivered to Praxair by Linde on or prior to entering into this Agreement (the “Linde Disclosure Letter”) or disclosed in (x) any annual report of Linde prior to the date hereof and on or after December 31, 2014, (y) any ad hoc announcement of Linde prior to the date hereof and on or after December 31, 2014 or (z) any report, schedule, form, statement or other document of Linde or Linde

Finance B.V. filed with or furnished to BaFin, the German Commercial Register (Handelsregister) or the Luxembourg Stock Exchange prior to the date hereof and on or after December 31, 2014 and, in each of cases (x), (y) and (z), only if such annual report, ad hoc announcement or other report, schedule, form, statement or document is publicly available on the website of Linde or the Luxembourg Stock Exchange or otherwise publicly available via the German Commercial Register (Handelsregister) on the date hereof ((x), (y) and (z), collectively, the “Linde Reports”) (other than, in the case of the annual report or other report, schedule, form, statement or document filed with or furnished to BaFin, the German Commercial Register (Handelsregister) or the Luxembourg Stock Exchange, disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Linde Report or any other disclosure in any Linde Report to the extent that such disclosure is predictive or forward-looking in nature), each of Linde and Praxair hereby represents and warrants to the other as set forth in this Section 5.1; provided that any representation or warranty in this Section 5.1 that relates (i) to Praxair, its Subsidiaries or its Listed Subsidiaries shall be deemed to be a representation or warranty made only by Praxair to Linde solely with respect to Praxair, its Subsidiaries or its Listed Subsidiaries, as applicable, or (ii) to Linde, its Subsidiaries or its Listed Subsidiaries shall be deemed to be a representation or warranty made only by Linde to Praxair solely with respect to Linde, its Subsidiaries or its Listed Subsidiaries, as applicable.

(a) Organization and Good Standing. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Each of such party’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Change on such party. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Change on such party.

(b) Capitalization.

(i) At the close of business on May 26, 2017, the authorized capital stock of Praxair consisted of 800,000,000 Praxair Shares, of which 285,861,268.89 Praxair Shares were outstanding (not including 97,369,356 Praxair Shares held directly by Praxair in treasury) as of such date, and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Praxair Preferred Shares”), of which none are outstanding as of the date hereof. All of the outstanding Praxair Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth above, at the close of business on May 26, 2017, no shares of capital stock or other equity interests in Praxair were issued or outstanding. As of the date hereof, Praxair has no Praxair Preferred Shares reserved for issuance. At the close of business on May 26, 2017, Praxair had no Praxair Shares reserved for issuance, except there were 9,842,549 Praxair Shares reserved for issuance pursuant to the Praxair Stock Plans. As of the date hereof, each of the outstanding shares of capital stock or other equity interests in each of

Praxair’s Subsidiaries is duly authorized, validly issued and, where applicable, non-assessable. Except as set forth above, as of May 26, 2017, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Praxair or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Praxair or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of Praxair, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date hereof, Praxair does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Praxair on any matter.

(ii) At the close of business on May 26, 2017, the authorized capital stock (Grundkapital) of Linde consisted of 185,733,180 Linde Shares, of which 185,638,071 Linde Shares were outstanding (not including 95,109 Linde Shares held directly by Linde in treasury (“Linde Treasury Shares”)) as of such date. All of the outstanding Linde Shares have been duly authorized and are validly issued and fully paid. Except as set forth above, at the close of business on May 26, 2017, no shares of capital stock or other equity interests in Linde were issued or outstanding. At the close of business on May 26, 2017, except for the authorized and conditional capital disclosed in Linde’s articles of association as of such date, Linde has no Linde Shares reserved for issuance. As of the date hereof, each of the outstanding shares of capital stock or other equity interests in each of Linde’s Subsidiaries is duly authorized, validly issued and, where applicable, non-assessable. Except as set forth above, as of May 26, 2017, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Linde or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Linde or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of Linde, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date hereof, Linde does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Linde on any matter.

(c) Corporate Authority.

(i) Praxair has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only (x) in the case of the Merger, to the adoption of this Agreement and the approval of the transactions contemplated by this Agreement by a vote of the holders of a majority of the outstanding Praxair Shares entitled to vote thereon (the “Praxair Requisite Vote”), (y) to the approval of the Praxair

Distributable Reserves Resolution by a vote of the holders of a majority of the outstanding Praxair Shares present at the Praxair Stockholders Meeting and (z) to the extent required, to approval of the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of Praxair enforceable against Praxair in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) Linde has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, subject only, to the extent required, to approval of BaFin, the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of Linde, enforceable against Linde in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

(d) No Conflicts. Neither the execution and delivery by such party of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Offer, the Merger and the other transactions contemplated hereby, will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party, or any Law applicable to it, except for such breaches, violations, or defaults that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party.

(e) Governmental Approvals and Consents. Other than (i) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Council Regulation (EC) 139/2004 of the European Community, (ii) other merger control or competition Law filings and/or notices (as mutually determined necessary or advisable by the parties), (iii) the approvals and consents to be obtained from any Regulatory Authority, including with respect to the Offer Documents and applicable foreign investment Laws, (iv) the filing of the Certificate of Merger, (v) as required in order to comply with state securities, takeover and “blue sky” Laws and (vi) such other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions the failure of which to be made or obtained, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any governmental, taxation or regulatory authority, agency, commission, body or other governmental or regulatory entity, U.S. or non-U.S., including the SEC and the other Regulatory Authorities (“Governmental Entity”), in connection with the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated hereby.

(f) Financial Statements.

(i) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Praxair included in the Praxair Reports or any report filed after the date of this Agreement and prior to the Effective Time of the type that would be a Praxair Report if filed prior to the date of this Agreement (collectively, the “Praxair Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Praxair as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature).

(ii) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Linde included in the Linde Reports or any report filed after the date of this Agreement and prior to the Effective Time of the type that would be a Linde Report if filed prior to the date of this Agreement (collectively, the “Linde Financial Statements”) (i) give a true and fair view in all material respects of the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Linde as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in all material respects in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature).

(g) Absence of Certain Changes. Except as disclosed in the Praxair Financial Statements (in the case of Praxair) or the Linde Financial Statements (in the case of Linde), since December 31, 2016, there has not been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on such party.

(h) Compliance. As of the date hereof, neither such party nor any of its Subsidiaries nor, to the Knowledge of such party, any of its Listed Subsidiaries is in conflict with, or in default or violation of, (i) any Laws of any Governmental Entity or (ii) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party. As of the date hereof, each of such party and its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Change on such party.

(i) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (ii) except as disclosed in (A) Praxair’s audited consolidated balance sheet (or the notes thereto) as of December 31, 2016 included in the Praxair Reports (in the case of Praxair), or (B) Linde’s audited consolidated balance sheet (or the notes thereto) as of December 31, 2016 included in the Linde Reports (in the case of Linde), obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of such party, could result in any claims against, or obligations or liabilities of, such party or any of its affiliates, except, in case of either clause (i) or (ii), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party.

(j) Tax Matters. Neither Linde nor Praxair nor any of its Subsidiaries has knowledge of any facts or of any reason that would reasonably be expected to cause New Holdco to be treated under current Law, as a result of the transactions contemplated by this Agreement, as a “domestic corporation” within the meaning of the Code.

(k) Anti-Corruption, Trade Sanctions and Export Controls.

(i) Neither such party nor any of its Subsidiaries nor, to the Knowledge of such party, any Listed Subsidiary, officer or director of such party has in the past three (3) years, directly or indirectly, in violation of any applicable Anti-Corruption Law (as defined below), corruptly offered, paid, given, promised, authorized, requested, solicited or accepted any money, financial or other advantage or anything else of value, to or from any Person, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(ii) Such party, its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries are and in the past three (3) years have been, to the extent applicable, in compliance with and have not committed any offense under the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act 2010 (the “Bribery Act”), European and German anti-bribery Laws as codified, among others, in the German Criminal Code (Strafgesetzbuch) and the law on regulatory offences (Ordnungswidrigkeitengesetz) or any other applicable Law regarding bribery or corruption, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (together with the FCPA and the Bribery Act, “Anti-Corruption Laws”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(iii) There is not currently any pending or, to the Knowledge of such party, threatened investigation, litigation or inquiry by any Governmental Entity with respect to compliance with any applicable Anti-Corruption Laws by such party, its Subsidiaries or, to the Knowledge of such party, its Listed Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party, such party, its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries are, and for the past three (3) years have been, in compliance with applicable Trade Sanctions and Export Control Laws. Neither such party nor, to the Knowledge of such party, its Subsidiaries, is currently designated on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or on any similar, publicly available sanctions list maintained by the United Nations Security Council, the European Union or Her Majesty’s Treasury. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party, such party has obtained, and is in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party, there are not currently any pending or, to the Knowledge of such party, threatened investigation, litigation or inquiry by any Governmental Entity with respect to compliance by such party, its Subsidiaries or, to the Knowledge of such party, its Listed Subsidiaries with any applicable Trade Sanctions or Export Control Laws.

(v) Such party, its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Trade Sanctions and Export Control Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(vi) For the avoidance of doubt, this Section 5.1(k) shall not be interpreted or applied in relation to such party or its Subsidiaries or Listed Subsidiaries to the extent that the obligations under this Section 5.1(k) would violate or expose such entity or any directors, officers or employees thereof to any liability under any anti-boycott or blocking Law that is in force from time to time in the European Union (and/or any of its member states) and that are applicable to such entity including EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (AWV) (Außenwirtschaftsverordnung).

5.2 Representations and Warranties of New Holdco, US Intermediate Holding Sub and Merger Sub. Each of New Holdco, US Intermediate Holding Sub and Merger Sub hereby represents and warrants to Praxair and to Linde as set forth in this Section 5.2.

(a) Organization, Good Standing and Qualification. Each of New Holdco, US Intermediate Holding Sub and Merger Sub is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. None of New Holdco, US Intermediate Holding Sub or Merger Sub has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

(b) Capitalization. The authorized capital stock of New Holdco consists of 25,000 New Holdco Shares, of which 25,000 are outstanding as of the date hereof. All of the outstanding New Holdco Shares have been duly authorized and are validly issued, fully paid and non-assessable. The authorized membership interests of US Intermediate Holding Sub consist of 1,000 limited liability company membership interests, of which one is outstanding as of the date hereof. All of the outstanding limited liability company membership interests of US Intermediate Holding Sub have been duly authorized and are validly issued, fully paid and non-assessable. The authorized capital stock of Merger Sub consists of one share of common stock, par value $0.01 per share, which is outstanding as of the date hereof. The outstanding share of Merger Sub common stock has been duly authorized and is validly issued, fully paid and non-assessable.

(c) Corporate Authority. Each of New Holdco, US Intermediate Holding Sub and Merger Sub has all requisite corporate or company power and authority and has taken all corporate or company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, subject only, to the extent required, to approval of BaFin, the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of each of New Holdco, US Intermediate Holding Sub and Merger Sub, enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the shareholders of New Holdco and the New Holdco Board has approved and authorized this Agreement, the Offer, the Merger and the other transactions contemplated hereby. The sole member of US Intermediate Holding Sub has approved and authorized this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Merger Sub has approved and authorized this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Conflicts. Neither the execution and delivery by New Holdco, US Intermediate Holding Sub and Merger Sub of this Agreement, the compliance by each such party with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Offer, the Merger and the other transactions contemplated hereby, will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of New Holdco, US Intermediate Holding Sub or Merger Sub, or any Law applicable to it, except for such breaches, violations, or defaults that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on Linde or Praxair.

ARTICLE VI

COVENANTS

6.1 Interim Operations. Each of Linde and Praxair covenants and agrees as to itself and its Subsidiaries that, from and after the date hereof and until the earliest of the Effective Time, the termination of the Specified Covenants and the termination of this Agreement in accordance with Article VIII, unless Praxair (in the case of any action proposed to be taken by Linde or any Subsidiary of Linde) or Linde (in the case of any action proposed to be taken by Praxair or any Subsidiary of Praxair) shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement or required by applicable Law or, in the case of Praxair, except as otherwise set forth in Section 6.1 of the Praxair Disclosure Letter or, in the case of Linde, except as otherwise set forth in Section 6.1 of the Linde Disclosure Letter:

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice;

(b) (i) it shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries, except as otherwise permitted by Section 6.1(e)(i); (ii) it shall not amend its Organizational Documents, other than amendments to the Organizational Documents of Subsidiaries that are not material in the context of the transactions contemplated by this Agreement; (iii) it shall not split, combine or reclassify the outstanding shares of capital stock of Linde or Praxair, as applicable; (iv) it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any capital stock other than (x) dividends made in accordance with Section 6.1(b) of the Linde Disclosure Letter or Section 6.1(b) of the Praxair Disclosure Letter, (y) dividends payable by its direct or indirect wholly-owned Subsidiaries to it or another of its direct or indirectly wholly-owned Subsidiaries and (z) cash dividends paid by Subsidiaries in the ordinary and usual course of business consistent with past practice; and (v) it shall not repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any interests or shares of capital stock of Linde or Praxair, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of such capital stock;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (A) any (1) shares of, or (2) securities convertible into or exchangeable or exercisable for, or (3) options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class, as appropriate, other than, in the case of this clause (A), (x) Praxair Shares or Linde Shares issuable pursuant to stock-based awards outstanding on or awarded prior to the date hereof under the Praxair Stock Plans or Linde LTIP that are issued in accordance with their terms and the applicable Praxair Stock Plan or Linde LTIP, as in effect on the date hereof; or (y) the issuance, sale or disposal of capital stock of a Subsidiary to such party or any of its other Subsidiaries or as otherwise permitted by Section 6.1(e)(i), or (B) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its shareholders on any matter; (ii) increase, in comparison to March 31, 2017, the long-term indebtedness for borrowed money (including any guarantee of such indebtedness) of such party and its Subsidiaries, other than (A) transactions between it and any of its Subsidiaries or transactions between its Subsidiaries, (B) as a refinancing of existing indebtedness or (C) in the ordinary and usual course of business and consistent with past practice and in an amount not to exceed €1,500 million in the aggregate; or (iii) (A) make any capital expenditures in financial year 2017 or financial year 2018, or commit (in financial year 2017 or financial year 2018) to make in financial year 2018 capital expenditures, that, in the aggregate for financial year 2017 or financial year 2018, exceed by €400 million or more the capital expenditure target for such party for such financial year that has been provided to the other party prior to the date of this Agreement or such other capital expenditure targets as may be mutually agreed by Linde and Praxair or (B) commit to any capital expenditures to be made in any financial year after financial year 2018 that exceed €400 million for an individual project;

(d) except as required by any Benefit Plan as in effect on the date hereof, neither it nor any of its Subsidiaries shall (i) except in the ordinary and usual course of business, terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Benefit Plan, as the case may be, or any other arrangement that would be a Benefit Plan if in effect on the date hereof, in each case other than as would not reasonably be expected to materially increase the cost of benefits under any Benefit Plan or any other arrangement that would be a Benefit Plan if in effect on the date hereof, (ii) except in the ordinary and usual course of business consistent with past practice, increase the salary, wage, bonus or other compensation of any employees or fringe benefits of any director, officer or employee or (iii) except in the ordinary and usual course of business consistent with past practice, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan;

(e) neither it nor any of its Subsidiaries shall (i) sell, pledge, encumber or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any assets, business units or capital stock of Subsidiaries, except for sales or dispositions of assets, business units or capital stock of Subsidiaries in transactions that individually (but aggregating related transactions) involve consideration of less than €200 million or (ii) acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets (x) in which the expected gross expenditures and commitments (including the amount of any indebtedness assumed) for such acquisition individually (but aggregating related transactions) exceeds €500 million (provided that such threshold shall be €75 million in respect of any acquisition individually (but aggregating related transactions) of any asset not related to a line of business of such party or its Subsidiaries in existence as of the date hereof, or any Person whose primary business is not focused on any such line of business), or (y) that is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Article VII or prevent the satisfaction of such conditions, other than, in the case of each of clauses (i) and (ii), transactions between it and any of its Subsidiaries or transactions between its Subsidiaries;

(f) except in the ordinary and usual course of business consistent with past practice, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation if such settlement or compromise would involve the cash payment by such party or its Subsidiaries of (i) €50 million or more in respect of an individual settlement or compromise or (ii) €150 million or more calculated on an aggregate basis in respect of all such settlements or compromises;

(g) neither it nor any of its Subsidiaries shall enter into any “non-compete” or similar Contract that would materially restrict the business of the New Holdco Group following the Effective Time; and

(h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Sections 6.1(a) through (g) if it would be prohibited by the terms of Sections 6.1(a) through (g) from doing the foregoing.

6.2 Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of Linde and Praxair agrees that neither it nor any of its Subsidiaries nor any of their respective officers or directors (including any member of the Praxair Board or the Linde Boards) shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage (including by way of furnishing information), facilitate or induce any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) provide any information or data to any Person in relation to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (v) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement (any of the preceding in this clause (v), an “Alternative Acquisition Agreement”) or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal or (vi) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

(b) Each of Linde and Praxair shall promptly (and, in any event, within twenty-four (24) hours) after (i) receipt of an Acquisition Proposal, (ii) any inquiries, proposals or offers with respect to an Acquisition Proposal, (iii) any request for information in connection with an Acquisition Proposal, (iv) any discussions or negotiations with respect to an Acquisition Proposal that are sought to be initiated or continued with such party or (v) any request for nonpublic information or inquiry that Praxair reasonably believes could lead to an Acquisition Proposal for Praxair or that Linde reasonably believes could lead to an Acquisition Proposal for Linde, provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person making any such Acquisition Proposal, request or inquiry, and the most current version of the relevant Alternative Acquisition Agreement or transaction proposal and any material agreements or documents ancillary thereto, including any schedule, exhibit and annex thereto. Thereafter, Linde or Praxair, as applicable, shall promptly and on a current basis (and, in any event, within twenty-four (24) hours) provide the other party hereto with oral and written notice setting forth all such information as is reasonably necessary to keep such other party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c) Notwithstanding anything in this Agreement to the contrary, each of Linde and Praxair or their respective Boards shall be permitted to (A) in the case of Praxair, comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act and, in the case of Linde, comply with the German Takeover Act and the publication requirements under the Market Abuse Regulation or Rule 14e-2 under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying or qualifying the Praxair Recommendation or the Linde Recommendation, as the case may be, such disclosure shall be deemed to be a Change in Praxair

Recommendation or Change in Linde Recommendation, as applicable, and Linde or Praxair, as the case may be, shall have the right to terminate this Agreement as set forth in Article VIII, unless such party expressly reaffirms the Praxair Recommendation or the Linde Recommendation, as applicable, in such disclosure; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Praxair Recommendation, (B) after complying with Section 6.2(d) and (x) in the case of Praxair, prior to the receipt by Praxair of the Praxair Requisite Vote and (y) in the case of Linde, prior to the Expiration Time, effect a Change in Praxair Recommendation or Change in Linde Recommendation, or (C) (x) in the case of Praxair, prior to the receipt by Praxair of the Praxair Requisite Vote and (y) in the case of Linde, prior to the Expiration Time, engage in any discussions or negotiations with, or provide any information or data to, any Person (provided that such information has previously been made available to, or is made available to, Linde or Praxair, as the case may be, prior to or concurrently with the time such information is made available to such Person) in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) in the case of clause (B) above, if (1)(x) such Change in Praxair Recommendation or Change in Linde Recommendation is made in response to an Acquisition Proposal for Praxair or Linde, respectively, and such Acquisition Proposal is an unsolicited bona fide written Acquisition Proposal from a third party that its Board concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal or (y) such Change in Praxair Recommendation or Change in Linde Recommendation is not made in response to an Acquisition Proposal for Linde or Praxair, as applicable, and is made in response to an Intervening Event, and (2) its Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such Change in Praxair Recommendation or Change in Linde Recommendation, as the case may be, would be inconsistent with its fiduciary duties under applicable Law, and (ii) in the case of clause (C) above, (1) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive than those contained in the Confidentiality Agreement and an executed “clean team and common interest” agreement or agreements with provisions no less restrictive than those contained in the Clean Team Confidentiality Agreement and Common Interest Agreement, (2) its Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (3) such party is not then in breach of its obligations under this Section 6.2. For purposes of this Section 6.2(c), references to “Board” mean, in relation to Praxair, the Praxair Board and, in relation to Linde, the Linde Boards.

(d) Prior to effecting any Change in Praxair Recommendation, Praxair shall provide Linde with a written notice (the “Praxair Change in Recommendation Notice”) of Praxair’s intention to make a Change in Praxair Recommendation at least five (5) business days prior to making a Change in Praxair Recommendation and Linde and Praxair shall negotiate in good faith during such five-business day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Linde, and Praxair shall consider any such modifications agreed by Linde in determining in good faith (after consultation with its outside legal counsel and financial advisors) whether such Acquisition Proposal still constitutes a Superior Proposal for Praxair, if such Change in Praxair Recommendation relates to an Acquisition Proposal, and whether the failure to take action to effect a Change in Praxair Recommendation would be inconsistent with the Praxair Board’s fiduciary duties under applicable Law, in each case, after such five-business day period; provided that, in the event of a subsequent modification to the material terms of such Superior Proposal, Praxair shall provide Linde with an additional written notice consistent with the foregoing and the notice and negotiation period shall recommence, except that such notice and negotiation period shall be at least three (3) business days prior to making a Change in Praxair Recommendation (rather than the five (5) business days otherwise contemplated by the foregoing). Prior to any Change in Linde Recommendation, Linde shall provide Praxair written notice (the “Linde Change in Recommendation Notice”) of Linde’s intention to make a Change in Linde Recommendation at least five (5) business days prior to making a Change in Linde Recommendation, and Linde and Praxair shall negotiate in good faith during such five-business day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Praxair, and Linde shall consider any such modifications agreed by Praxair in determining in good faith (after consultation with its outside legal counsel and financial advisors) whether such Acquisition Proposal still constitutes a Superior Proposal for Linde, if such Change in Linde Recommendation relates to an Acquisition Proposal, and whether the failure to take action to effect a Change in Praxair Recommendation would be inconsistent with the Linde Executive Board’s or Linde Supervisory Board’s fiduciary duties under applicable Law, in each case, after such five-business day period; provided that, in the event of a subsequent modification to the material terms of such Superior Proposal, Linde shall provide Praxair with an additional written notice consistent with the foregoing and the notice and negotiation period shall recommence, except that such notice and negotiation period shall be at least three (3) business days prior to making a Change in Linde Recommendation (rather than the five (5) business days otherwise contemplated by the foregoing).

(e) In the event that a third party who has previously made an Acquisition Proposal that the Praxair Board or either of the Linde Boards, as the case may be, has determined in accordance with this Section 6.2 is a Superior Proposal subsequently modifies or amends in an adverse manner any financial or other material term of such Superior Proposal such that the Acquisition Proposal is no longer a Superior Proposal, then such Board’s prior determination shall be null and void and such Board shall be subject to the provisions of Section 6.2(c) and (d) in all respects (including the obligation to deliver a new Praxair Change in Recommendation Notice or Linde Change in Recommendation Notice, as applicable, and negotiate in good faith with Linde or Praxair, as applicable).

(f) Each of Linde and Praxair agrees that it will, and will cause its officers, directors and Representatives and its Subsidiaries and such Subsidiaries’ officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person conducted heretofore with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal. Each of Linde and Praxair shall promptly deliver a written notice to each such Person providing only that Linde or Praxair, as applicable, is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or any proposal or transaction that could reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning

Linde or Praxair and any of its Subsidiaries, as applicable. Each of Linde and Praxair agrees that it will (i) promptly inform its and its Subsidiaries’ directors, officers, agents and Representatives of, (ii) use its reasonable best efforts to cause each of its and its Subsidiaries’ directors, officers, agents and Representatives to comply with and (iii) be responsible for any breach by any of its and its Subsidiaries’ directors, officers, agents and Representatives of, the obligations undertaken in this Section 6.2 (and any such breach by its and its Subsidiaries’ directors, officers, agents and Representatives shall be deemed to be a breach of this Section 6.2 by Linde or Praxair, as applicable). Nothing in this Section 6.2 shall permit Linde or Praxair to terminate this Agreement (except as specifically provided in Article VIII) or affect any other obligation of Linde or Praxair under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither Linde nor Praxair shall submit to the vote of its stockholders any Acquisition Proposal (other than the Offer or the Merger).

(g) Each of Linde and Praxair shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party and that was entered into in connection with a potential Acquisition Proposal, and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Linde and Praxair shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Praxair Board or the Linde Executive Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

6.3 Stockholders Meeting; Offer Recommendation.

(a) Praxair will take, in accordance with applicable Law and the Praxair Organizational Documents, all action necessary to convene a meeting of its stockholders (the “Praxair Stockholders Meeting”) the business day prior to the date of the initial scheduled Expiration Time (the “Praxair Meeting Date”), which date shall be after the Registration Statement is declared effective (it being agreed that, in the event that the scheduled Expiration Time shall be postponed as a result of an extension of the Offer, Praxair may adjourn or postpone the Praxair Stockholders Meeting, or call a new Praxair Stockholders Meeting in the event that the record date for such Praxair Stockholders Meeting becomes stale, so that the Praxair Meeting Date is no later than the business day prior to such newly scheduled Expiration Time). Subject to Section 6.2, the Praxair Board shall make the Praxair Recommendation and include the Praxair Recommendation in the Proxy Statement/Prospectus. In the event that on or subsequent to the date hereof and prior to the Praxair Stockholders Meeting (including any adjournment thereof), the Praxair Board determines either to make no recommendation for the Merger, or to withdraw, modify or qualify its recommendation for the Merger in a manner that is adverse to Linde or New Holdco (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Praxair Recommendation”), which Change in Praxair Recommendation shall be made only in accordance with Section 6.2(c), then Linde shall have a right to terminate this Agreement in accordance with Section 8.5(a). Any

Change in Praxair Recommendation shall not limit or modify the obligation of Praxair to present this Agreement for adoption at the Praxair Stockholders Meeting prior to the date of the scheduled Expiration Time nor limit or modify the obligation of Linde’s and Praxair’s representatives to the New Holdco Board to consent to New Holdco’s commencement, continuation and completion of the Offer in accordance with the terms of this Agreement, and, if this Agreement or the Specified Covenants are not otherwise terminated by either Linde or Praxair in accordance with the terms hereof, this Agreement shall be submitted to the Praxair stockholders at the Praxair Stockholders Meeting for the purpose of voting on adopting this Agreement.

(b) The Linde Executive Board has determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act, it will recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer. In the event that on or after the date hereof and prior to the Expiration Time, the Linde Executive Board fails to recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer, or, after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to Praxair or New Holdco (such failure to make such recommendation or any such withdrawal, modification or qualification, a “Change in Linde Executive Board Recommendation”), which Change in Linde Executive Board Recommendation shall be made only in accordance with Section 6.2(c), then Praxair shall have a right to terminate this Agreement in accordance with Section 8.4(b)(i).

(c) The Linde Supervisory Board has determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act, it will recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer. In the event that (i) on or after the date hereof and prior to the Expiration Time, the Linde Supervisory Board fails to recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer, or, after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to Praxair or New Holdco (such failure to make such recommendation or any such withdrawal, modification or qualification, a “Change in Linde Supervisory Board Recommendation”), which Change in Linde Supervisory Board Recommendation shall be made only in accordance with Section 6.2(c), and (ii) in connection therewith the Linde Supervisory Board recommends that Linde shareholders not accept the Offer, then Praxair shall have a right to terminate this Agreement in accordance with Section 8.4(b)(ii).

(d) Any Change in Linde Recommendation shall not limit or modify the obligation of Linde’s and Praxair’s representatives to the New Holdco Board to consent to New Holdco’s commencement, continuation and completion of the Offer in accordance with the terms of this Agreement and, if this Agreement or the Specified Covenants are not otherwise terminated by either Linde or Praxair in accordance with the terms hereof, New Holdco shall be obligated to commence, continue and complete the Offer in accordance with the terms of this Agreement (and Linde and Praxair agree to consent to such actions by New Holdco).

6.4 Cooperation; Efforts to Consummate.

(a) Subject to the terms and conditions set forth in this Agreement, New Holdco, Linde and Praxair shall cooperate with each other and use (and shall (i) cause their respective Subsidiaries to use and (ii) use their respective reasonable best efforts to cause their respective Listed Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(b) Subject to applicable Laws relating to the exchange of information, Linde and Praxair shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, the contents of any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement (including the Offer Documents, the Admission Prospectus and any Alternative Admission Document), and such filings and submissions shall be prepared and submitted jointly where reasonably practicable. Neither Linde nor Praxair shall permit any of its officers or any other Representatives or agents to participate in any meeting or telephone call with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or telephone call. Praxair and its Subsidiaries, on the one hand, and Linde and its Subsidiaries, on the other hand, shall not agree to any Settlement Actions without the prior written consent of Linde and Praxair, as applicable, which consent shall not be unreasonably conditioned, withheld or delayed. In exercising the foregoing rights, each of Linde and Praxair shall act reasonably and as promptly as reasonably practicable.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.4, but subject to the terms and conditions set forth in this Agreement, including Section 6.4(d), each of Linde and Praxair agrees to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (such Laws, “Antitrust Laws”, and any such Governmental Entity, a “Governmental Antitrust Entity”) of non-privileged information, data and documents requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) the prompt notification of each party (and the provision of copies or, in the case of non-written communications, details) of any communications relating to the transactions contemplated by this Agreement to, with or from any Governmental Antitrust Entity, where permitted by the relevant Governmental Antitrust Entity;

(iii) the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (A) avoid the entry of, and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove, any actual, anticipated or threatened permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to materially delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;

(iv) the regular joint review of the progress of the satisfaction of the Regulatory Condition and alignment on the strategy in relation to such condition on an ongoing basis; and

(v) the prompt provision to the other party of any information or assistance reasonably required for the receiving party to evaluate or offer any Settlement Actions.

(d) Without limiting any of its other obligations hereunder, each of New Holdco, Linde and Praxair shall, and shall cause its Subsidiaries (and shall use their respective reasonable best efforts to cause their respective Listed Subsidiaries) to, take all such further action as may be necessary to resolve such objections, if any, as the Governmental Antitrust Entity of any nation or other jurisdiction (including multinational or supranational) may assert under applicable Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Entity with respect to the transactions contemplated by this Agreement, in each case so as to enable the transactions contemplated hereby to occur as promptly as practicable, and in no event later than the Longstop Date. In furtherance thereof, each of New Holdco, Linde and Praxair shall, and shall cause its Subsidiaries (and shall use their respective reasonable best efforts to cause their respective Listed Subsidiaries) to, propose, negotiate and offer to commit and effect (and if such offer is accepted, commit to and effect), by agreement, consent decree, hold separate order, trust or otherwise, (i) the sale, divestiture, lease, license or other disposition of such assets, businesses, services, products, product lines, licenses or other operations or interests therein of New Holdco, Linde or Praxair (or any of their respective Subsidiaries or Listed Subsidiaries, as applicable) or (ii) behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, licenses or other operations or interests therein of

New Holdco, Linde or Praxair (or any of their respective Subsidiaries or Listed Subsidiaries, as applicable) or other action that would limit the freedom of action, ownership or control of New Holdco, Linde or Praxair or any of their respective Subsidiaries or Listed Subsidiaries, as applicable, with respect to, or its ability to retain or hold, one or more of its or its Subsidiaries’ and Listed Subsidiaries’ (including Praxair’s or Linde’s) assets, businesses, services, products, product lines, licenses or other operations or interests therein which it is lawfully capable of taking, in each case to the extent such action is required in order (A) to obtain all consents from any Governmental Antitrust Entity to the transactions contemplated hereby, (B) to avoid the commencement of any Action to prohibit or make unlawful the consummation of any of the transactions contemplated by this Agreement or (C) to avoid the entry of, or effect the dissolution of, any Governmental Order in any Action that would otherwise have the effect of preventing or making unlawful the consummation of any of the transactions contemplated by this Agreement (any such action described in this Section 6.4(d), a “Settlement Action”); provided, however, that in no event will New Holdco, Linde or Praxair be required to take or effect any Settlement Action that is not conditioned upon the consummation of the Closing. Notwithstanding the foregoing, none of New Holdco, Linde or Praxair or any of their respective Subsidiaries or Listed Subsidiaries shall be required to take any Settlement Action required by any Governmental Antitrust Entity under any Antitrust Laws that, individually or in the aggregate, would result in a Non-Required Remedy. No party hereto shall, without the other party’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed, enter into any agreement with any Governmental Antitrust Entity to extend any waiting period under any Antitrust Law, withdraw any filing with any Governmental Antitrust Entity or agree with any Governmental Antitrust Entity not to consummate the transactions contemplated by this Agreement. “Non-Required Remedy” has the meaning set forth in Section 6.4(d) of the Praxair Disclosure Letter and Section 6.4(d) of the Linde Disclosure Letter.

(e) Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 6.4, it is understood that Linde and Praxair may, as each deems necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 6.4 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Linde or Praxair, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained herein, materials provided to the other party pursuant to this Section 6.4 or any subsection thereof may be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby and (ii) as necessary to address reasonable privilege concerns. The parties agree to treat information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege.

6.5 Access. Subject to applicable Law, each of Linde and Praxair shall (and shall cause its Subsidiaries to), upon reasonable notice, afford the officers, employees, counsel, accountants, consultants, investment bankers and other authorized representatives (“Representatives”) of the other party reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that the foregoing provisions shall not be construed to require either Linde or Praxair to permit any inspection, or to disclose any information, that in the reasonable judgment of Linde or Praxair, as the case may be, would (i) result in the disclosure of any trade secrets of Linde or Praxair, as the case may be, or any of its Subsidiaries or any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if Linde or Praxair, as the case may be, shall have used reasonable best efforts (without payment of any consideration, fees or expenses) to (A) obtain the consent of such third party to such inspection or disclosure or (B) provide such information in a permitted manner, (ii) result in a violation of applicable Laws, including any fiduciary duty or Antitrust Laws, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any sensitive or personal information that would expose Linde or Praxair, as the case may be, or any of its Subsidiaries to the risk of liability. No exchange of information or investigation pursuant to this Section 6.5 shall affect, modify or waive or be deemed to affect, modify or waive any representation or warranty of Linde or Praxair set forth in this Agreement. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of Linde or Praxair, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party. All such information shall be governed by the terms of the Confidentiality Agreement.

6.6 Listing; Indices.

(a) Delisting and Deregistration Matters. Prior to the Effective Time, Praxair shall take all actions as may be reasonably necessary such that the delisting of the Praxair Shares from the NYSE and the deregistration of the Praxair Shares under the Exchange Act shall occur promptly after the Effective Time.

(b) Exchange Listing. Prior to the Effective Time, New Holdco, Linde and Praxair shall use their respective reasonable best efforts to cause the New Holdco Shares to be issued pursuant to the Offer and the Merger and in accordance with this Agreement and the New Holdco Shares to be reserved for issuance upon exercise of the New Holdco Stock Options to be approved for listing on the NYSE and the regulated market and the prime standard of the regulated market of the Frankfurt Stock Exchange, subject, in each case, to official notice of issuance. If at any time prior to the Effective Time any of the parties discover that an amendment or supplement to documents or other information filed with the NYSE or Frankfurt Stock Exchange should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties and each party shall use reasonable best efforts to cause an appropriate amendment or supplement to be filed with the NYSE and Frankfurt Stock Exchange, as applicable, and, to the extent required by applicable Law, to cause such information to be made public.

(c) Inclusion of New Holdco Shares in Indices. Linde and Praxair shall use their respective reasonable best efforts to seek the inclusion after the Effective Time of the New Holdco Shares in the DAX30 and S&P500 indices.

6.7 Publicity. The initial press release regarding this Agreement and the Offer and the Merger shall be a joint press release mutually agreed by Linde and Praxair, and Linde and Praxair shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Linde and Praxair shall consult with each other before issuing any press release or public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, except to the extent disclosed in or consistent with the Offer Documents, neither Linde nor Praxair shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations, to the extent not previously disclosed, without the consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed. Each of Linde and Praxair may make any public statements in response to questions by the press, analysts, investors, rating agencies or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by Linde and Praxair.

6.8 Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided that (i) if the Business Combination is not consummated, any Expenses incurred by New Holdco and/or its affiliates shall be borne equally by Linde and Praxair as joint and several debtors and New Holdco and/or its affiliates shall be indemnified by Linde and Praxair therefor to the extent not prohibited by applicable Law, and (ii) to the extent that New Holdco does not have sufficient funds available under any third party debt financing arrangements and notwithstanding (i), Praxair shall provide financing to New Holdco in order to enable New Holdco to pay Expenses incurred by it when due; provided that if any nominee of Linde or Praxair, respectively, to the board or management of New Holdco and/or its affiliates shall have caused New Holdco to have breached its obligations under this Agreement, then Linde or Praxair, respectively, shall be solely obligated to provide such indemnification in relation to such breach. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of Representatives to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any stamp duty, the preparation, printing, filing and mailing of the Offer Documents and the solicitation of stockholder approvals and tenders and all other matters related to the transactions contemplated hereby and thereby, including in the case of New Holdco any Expenses incurred by it and/or its affiliates in connection with the incorporation and financing of New Holdco prior to the date of this Agreement.

6.9 Stamp Taxes.

(a) (i) Each party shall use its reasonable best efforts and cooperate with respect to the application for written confirmations from the Revenue Commissioners of Ireland (“Revenue”) in relation to the Irish stamp duty that the Depository Trust Company and/or

Clearstream Banking AG reasonably requests in connection with the issuance, delivery and/or future trading of New Holdco Shares and/or any other securities of New Holdco in connection with the Offer and the Merger and (ii) the parties shall cooperate to obtain any additional confirmations from Revenue in relation to stamp duty that they consider (acting reasonably) to be necessary in connection with the Offer and the Merger.

(b) The parties’ authorized representatives shall execute this Agreement outside of Ireland, and New Holdco’s authorized representative shall execute this Agreement while physically located in the United Kingdom.

(c) Any Irish stamp duty arising in connection with the issuance of New Holdco Shares to former Linde shareholders or former Praxair stockholders pursuant to this Agreement shall be borne by New Holdco.

6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, New Holdco shall, or shall cause one of its Subsidiaries to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Praxair, its Subsidiaries and its Listed Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Praxair pursuant to the Organizational Documents of Praxair, its Subsidiaries or its Listed Subsidiaries and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Praxair, its Subsidiaries and its Listed Subsidiaries, and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) to the fullest extent permitted by Law, include and cause to be maintained in effect in the Organizational Documents of New Holdco (or any successor) for a period of at least ten (10) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Organizational Documents of Praxair. Prior to the Effective Time, Praxair shall, and if Praxair is unable to, New Holdco shall as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (x) the directors’ and officers’ liability coverage of Praxair’s existing directors’ and officers’ insurance policies and (y) Praxair’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of ten (10) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as Praxair’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Praxair’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Praxair or New Holdco for any reason fails to obtain such “tail” insurance policies as of the Effective Time, New Holdco shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insured as provided in Praxair’s existing policies as of the date of this Agreement, or New Holdco shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Praxair’s existing policies as of the date of this Agreement. The obligations of New Holdco under this Section 6.10(a) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10(a) applies shall be third-party beneficiaries of this Section 6.10(a) and Praxair enters into this Agreement, for the purpose of this Section 6.10(a), on its own behalf and as agent and trustee for and on behalf of each such indemnitee).

(b) From and after the Effective Time, New Holdco shall, or shall cause one of its Subsidiaries to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Linde, its Subsidiaries and its Listed Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Linde pursuant to the Organizational Documents of Linde, its Subsidiaries or its Listed Subsidiaries and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Linde, its Subsidiaries and its Listed Subsidiaries, and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) to the fullest extent permitted by Law, include and cause to be maintained in effect in the Organizational Documents of New Holdco (or any successor) for a period of at least ten (10) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Organizational Documents of Linde. Prior to the Effective Time, Linde shall, and if Linde is unable to, New Holdco shall as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (x) the directors’ and officers’ liability coverage of Linde’s existing directors’ and officers’ insurance policies and (y) Linde’s existing fiduciary liability insurance policies, including, for the avoidance of doubt, pension trust liability insurance policies, in each case for the Tail Period from one or more insurance carriers with the same or better credit rating as Linde’s insurance carrier as of the date hereof with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Linde’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Linde or New Holdco for any reason fails to obtain such “tail” insurance policies as of the Effective Time, New Holdco shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insured as provided in Linde’s existing policies as of the date of this Agreement, or New Holdco shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Linde’s existing policies as of the date of this Agreement. The obligations of New Holdco under this Section 6.10(b) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10(b) applies shall be third-party beneficiaries of this Section 6.10(b) and Linde enters into this Agreement, for the purpose of this Section 6.10(b), on its own behalf and as agent and trustee for and on behalf of each such indemnitee).

(c) From and after the date of this Agreement, New Holdco shall, or shall cause one of its Subsidiaries to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of New Holdco (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by New Holdco pursuant to the Organizational Documents of New Holdco and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of New Holdco, and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) to the fullest extent permitted by Law, include and cause to be maintained in effect in the Organizational Documents of New Holdco (or any successor) for a period of at least ten (10) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Organizational Documents of New Holdco. The obligations of New Holdco under this Section 6.10(c) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10(c) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10(c) applies shall be third-party beneficiaries of this Section 6.10(c) and New Holdco enters into this Agreement, for the purpose of this Section 6.10(c), on its own behalf and as agent and trustee for and on behalf of each such indemnitee). Prior to the Effective Time, Linde and Praxair shall be jointly and severally liable for the obligations of New Holdco under this Section 6.10(c); provided that if any nominee of Linde or Praxair, respectively, to the board or management of New Holdco and/or its affiliates shall have caused New Holdco to have breached its obligations under this Section 6.10(c), then Linde or Praxair, respectively, shall be solely obligated to provide such indemnification in relation to such breach.

6.11 Other Actions by Linde and Praxair.

(a) Section 16 Matters. Prior to the Effective Time, Praxair and New Holdco shall take all such steps as may be required to cause any dispositions of Praxair Shares (including derivative securities with respect to Praxair Shares) or acquisitions of New Holdco Shares (including derivative securities with respect to New Holdco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Praxair or New Holdco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) Non-Tender Agreement. Linde agrees and undertakes not to tender the Linde Excluded Shares into the Offer, and to enter into, as promptly as practicable after execution of this Agreement, the necessary agreements to the effect that BaFin will not require the Offer Consideration to also cover the Linde Treasury Shares.

6.12 New Holdco Capital Increase. Prior to the approval of the publication of the German Exchange Offer Document by BaFin, New Holdco shall take or cause to be taken all such steps as may be required for New Holdco to issue the New Holdco Shares and the New Holdco Stock-Based Awards (and New Holdco Shares underlying such awards) in respect of the Offer and the Merger (the “New Holdco Capital Increase”), including the due passing of (i) shareholders resolutions and (ii) board resolutions, in each case to enable New Holdco to deliver New Holdco Shares to the Linde shareholders accepting the Offer at the Offer Closing Time.

6.13 Financing Matters. To the extent the consummation of the transactions contemplated hereby will result in any breach or violation of, or a default under, or give rise to any mandatory repurchase under, the provisions of any material Contract related to indebtedness for borrowed money, between the date of this Agreement and the Effective Time each of Linde and Praxair shall, and shall cause its Subsidiaries to, use reasonable best efforts to (a) obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such Contracts that would have such an effect, (b) refinance, renew or replace the indebtedness under such Contracts; provided that the transactions contemplated hereby shall not result in any breach or violation of, or a default under, or give rise to any mandatory repurchase under, the provisions of any Contract under which such indebtedness is refinanced, renewed or replaced, or (c) ensure that sufficient cash is available for the prompt payment of any indebtedness under any such Contracts. In addition, between the date of this Agreement and the Effective Time, each of Linde and Praxair shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate to develop a mutually agreed global financing structure for New Holdco and its Subsidiaries from and after the Effective Time and to arrange such financing.

6.14 Employee Matters.

(a) For the period beginning at the Effective Time and ending on December 31 of the year in which the Closing occurs (the “Benefit Continuation Period”), New Holdco shall, to the fullest extent permitted by applicable Law, provide or cause to be provided to each individual who is employed as of the Effective Time by Praxair or any of its Subsidiaries or Listed Subsidiaries or by Linde or any of its Subsidiaries or Listed Subsidiaries and who remains employed by Praxair or any of its Subsidiaries or Listed Subsidiaries or by Linde or any of its Subsidiaries or Listed Subsidiaries (such employees collectively, the “Affected Employees”) (i) base salary in an amount substantially comparable to the base salary provided to the Affected Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity that is substantially comparable to the annual bonus opportunity provided to the Affected Employee immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are substantially comparable in the aggregate to those provided to the Affected Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Benefit Continuation Period New Holdco shall cause Praxair, its Subsidiaries or its Listed Subsidiaries or Linde, its Subsidiaries or its Listed Subsidiaries to provide to each Affected Employee who suffers a termination of employment by Praxair, Linde or their respective Subsidiaries or Listed Subsidiaries severance benefits in amounts and on terms and conditions no less favorable in the aggregate to such Affected Employee than such Affected Employee would have received under the severance plans, programs, policies and arrangements applicable to such Affected Employee as of Closing. Notwithstanding the foregoing, the provisions of this Section 6.14(a) shall not apply with respect to Affected Employees whose employment is governed by a collective bargaining or similar agreement.

(b) With respect to any Benefit Plans in which any Affected Employees first become eligible to participate on or after the Effective Time, and in which such Affected Employees did not participate prior to the Effective Time (the “New Plans”), New Holdco shall, or shall cause its Subsidiaries (subject to applicable Law and applicable tax qualification requirements) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their eligible dependents under any New Plans in which such Affected Employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Benefit Plan of Linde or Praxair, as the case may be; (ii) provide each Affected Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan of Linde or Praxair, as applicable, prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Affected Employee may be eligible to participate after the Effective Time for the same plan year; and (iii) recognize all service of the Affected Employees with Linde and Praxair and their respective affiliates for all purposes (including purposes of eligibility to participate, vesting credit and entitlement to benefits) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan (to the extent recognized under the corresponding Benefit Plan of Linde or Praxair); provided that the foregoing shall not apply for purposes of benefit accrual under any New Plan that is a final average pay defined benefit plan (unless such New Plan is responsible for any liabilities accrued under a final average pay defined benefit plan sponsored by Praxair, Linde or one of their respective Subsidiaries) or to the extent it would result in duplication of benefits.

(c) No provision of this Section 6.14 shall be construed (i) as an amendment of any particular Benefit Plan, (ii) as a limitation on the right of New Holdco and its Subsidiaries to amend or terminate any specific Benefit Plan that Linde or Praxair would otherwise have under the terms of such Benefit Plan, (iii) to require the continuation of the employment of any particular Affected Employee or (iv) to create any third-party beneficiary rights in any employee of Praxair or Linde or any of their respective Subsidiaries or Listed Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Affected Employee by Praxair, Linde, New Holdco or any of their affiliates or under any benefit plan which Praxair, Linde, New Holdco or any of their affiliates may maintain. The provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement.

(d) Linde and Praxair shall consult with each other in good faith and in a reasonably timely manner in advance of any material written or oral communications to the directors, officers or employees of Praxair or any of its Subsidiaries or its Listed Subsidiaries or Linde or any of its Subsidiaries or its Listed Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement.

(e) New Holdco shall ensure that there is a sufficient number of authorized but unissued New Holdco Shares in the share capital of New Holdco so that New Holdco may issue at least the maximum number of New Holdco Shares that will be subject to New Holdco Stock-Based Awards as a result of the actions contemplated by Sections 1.12 and 2.8. For the avoidance of doubt, pre-emption rights shall not apply, or, to the extent they would otherwise apply, shall be dis-applied, to any allotment of New Holdco Shares subject to New Holdco Stock-Based Awards. As soon as practicable following the Effective Time, New Holdco shall file a registration statement on Form S-8 (or any successor form, or, if Form S-8 is not available, other appropriate forms) with respect to the New Holdco Shares subject to such New Holdco Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Holdco Stock-Based Awards remain outstanding.

6.15 Linde Engineering Setup. New Holdco, Linde and Praxair have the mutual understanding that Linde may take any action necessary to set up its worldwide engineering business, which comprises the engineering division of Linde (“Linde Engineering”), as a legally separate entity, so long as Linde and Praxair agree on the corporate set-up and arrangements of Linde Engineering prior to such legal separation. In the event of such a legal separation, Linde Engineering shall be incorporated as a corporation organized under the Laws of the Federal Republic of Germany (“Linde Engineering Co”) as a wholly-owned Subsidiary of Linde with its own management team and having its registered seat in Munich, Germany. The parties acknowledge that Linde Engineering’s scope of business shall comprise Linde Engineering’s current business including activities related to process engineering worldwide, and certain business opportunities of Linde will require appropriate governance and management structures to comply with applicable Laws and local market requirements. In order to secure such business of Linde Engineering or Linde Engineering Co, as the case may be, the parties will undertake all necessary steps that Linde Engineering or Linde Engineering Co, as the case may be, shall be provided with all rights and benefits consistent with past practice for as long as Linde Engineering or Linde Engineering Co is directly or indirectly controlled by either New Holdco or Linde, including the provision of financial services and/or guarantees, the right to use the “Linde” trademark, the status as supplier for the internal gases business, and the status as a separate division or entity. After the Effective Time, Linde and Praxair will operationally combine Linde Engineering and Praxair’s engineering business, including having Praxair’s engineering business report to, and be led by, the leader of Linde Engineering or, if applicable, Linde Engineering Co.

6.16 Agreements Concerning New Holdco, US Intermediate Holding Sub and Merger Sub. From the date of this Agreement until the Effective Time, New Holdco, US Intermediate Holding Sub and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement and activities incidental thereto. Immediately following the execution of this Agreement, US Intermediate Holding Sub, as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

6.17 Creation of Distributable Reserves.

(a) Unless Linde and Praxair otherwise agree, Praxair shall use its reasonable best efforts to submit to the vote of the Praxair stockholders at the Praxair Stockholders Meeting a resolution (the “Praxair Distributable Reserves Resolution”) to approve the creation of distributable reserves of New Holdco by (1) the reduction of the share premium or other undenominated capital of New Holdco resulting from the transactions contemplated by this Agreement; and (2) by any other means (clauses (1) and (2) together, the “New Holdco Distributable Reserves Creation”).

(b) The parties agree that neither the approval of the Praxair Distributable Reserves Resolution nor the implementation of the New Holdco Distributable Reserves Creation shall be a condition to the parties’ obligations to effect the Closing.

(c) Subject to approval of the Praxair Distributable Reserves Resolution by the Praxair stockholders, New Holdco shall:

(i) prior to completion of the transactions contemplated by this Agreement, procure the passing of a resolution of the shareholders of New Holdco providing for the reduction of share capital of New Holdco in order to allow an application to be made under Chapter 4 of Part 3 of the Companies Act 2014 to the High Court to allow for the New Holdco Distributable Reserves Creation; and

(ii) as promptly as reasonably practicable following completion of the transactions contemplated by this Agreement, prepare and file an application to the High Court, and take all other steps, for an order pursuant to the Companies Act 2014 approving the New Holdco Distributable Reserves Creation.

6.18 Pension and Deferred Compensation Matters. New Holdco shall ensure that, from and after the Effective Time, Linde honors all financial obligations (including those accruing prior to, upon or following the date of this Agreement in accordance with the applicable Benefit Plan that is in effect as of the date of this Agreement) of Linde and of any of its German Subsidiaries with whom Linde has entered, directly or indirectly (through Subsidiaries of Linde), into any enterprise agreements (Unternehmensverträge) as of the date of this Agreement with respect to pension and deferred compensation benefits to current and former directors, officers and employees pursuant to any Benefit Plan in effect as of the date of this Agreement. Prior to, but only effective upon, the Effective Time, New Holdco shall enter into a guarantee with Linde Vorsorge Aktiv Fonds e.V., as representative of the pension and deferred compensation beneficiaries, to guarantee Linde’s financial obligations set forth in the preceding sentence.

6.19 Agreements with Employees.

(a) The parties acknowledge that Linde has undertaken certain commitments vis-à-vis the Linde employee representatives set forth in the “Key Issue Paper on Employment Protection for Linde Germany” and the “Letter of Interest on Employment Protection for Linde Germany”, both dated December 6, 2016, copies of which are set forth in Section 6.19(a) of the Linde Disclosure Letter.

(b) From and after the date hereof and until the earliest of the Effective Time, the termination of the Specified Covenants and the termination of this Agreement in accordance with Article VIII, except in the ordinary and usual course of business consistent with past practice, or except, in the case of Praxair, as otherwise set forth in Section 6.19(b) of the Praxair Disclosure Letter or, in the case of Linde, as otherwise set forth in Section 6.19(b) of the Linde Disclosure Letter, neither party nor any of its Subsidiaries shall become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization without obtaining, to the extent permitted by applicable Law, the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed).

(c) It is anticipated that the existing agreements with German and European works councils will continue to be in effect after the Closing Date. The parties acknowledge that New Holdco will remain committed to working with such works councils in a cooperative manner consistent with past practice as well as the future best interests of New Holdco, its employees and shareholders.

6.20 Tax Matters. Each party shall use its reasonable best efforts and cooperate to cause the Tax treatment of the transactions contemplated by this Agreement for U.S. Federal income Tax purposes to be the Intended Tax Treatment. Neither Linde nor Praxair shall knowingly take or fail to take (and, following the consummation of the transactions contemplated by this Agreement, New Holdco shall cause Linde and Praxair not to knowingly take or fail to take) any action that would be inconsistent with the Tax treatment of the transactions contemplated by this Agreement for U.S. Federal income Tax purposes being the Intended Tax Treatment. Linde and Praxair shall each use its reasonable best efforts and cooperate to exchange any information reasonably necessary to confirm that the Tax treatment of the transactions contemplated by this Agreement for U.S. Federal income Tax purposes shall be the Intended Tax Treatment, including complying with the Tax Resolution Procedures.

6.21 American Depositary Receipts. The American depositary receipts (the “ADRs”) evidencing American depositary shares, each of which depositary share represents a beneficial interest in one tenth of a Linde Share, deposited with Deutsche Bank Trust Company Americas (the “Depositary”) pursuant to the deposit agreement (the “Deposit Agreement”) between Linde and the Depositary, dated January 11, 2010, shall not be subject to the Offer. The parties acknowledge that, pursuant to the Deposit Agreement, a holder of ADRs may surrender some or all of its ADRs to the Depositary and receive the deposited Linde Shares represented thereby and subsequently tender such Linde Shares in the Offer. The parties further acknowledge that Linde may at any time and at its discretion terminate the Deposit Agreement in accordance with its terms.

6.22 Compliance Matters. New Holdco, Linde and Praxair shall use their reasonable best efforts to develop and adopt an economic sanctions compliance plan for the New Holdco Group in accordance with Section 4.1, which plan shall become effective upon the Effective Time.

6.23 Preservation of Heritage. From and after the Effective Time, New Holdco shall, or shall cause Linde or one of its Subsidiaries to, preserve Linde’s museum and historic archive in a manner consistent with Linde’s past practice.

ARTICLE VII

CONDITIONS TO THE OFFER / MERGER

7.1 Conditions to the Completion of the Offer. Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) New Holdco’s rights to extend and amend the Offer at any time (subject to the provisions of this Agreement, including Section 1.7, and to applicable Laws, including for the avoidance of doubt Rule 14e-1(c) under the Exchange Act (relating to New Holdco’s obligation to pay for or return tendered Linde Shares promptly after termination or withdrawal of the Offer)), New Holdco shall not be required to accept for exchange or exchange for, and may delay the acceptance for exchange of or the exchange for, any validly tendered Linde Shares unless each of the following conditions shall be satisfied (or waived as set forth below). For purposes of this Agreement, when reference is made to one or more of the conditions to completion of the Offer being “satisfied” (or words of similar import), it shall mean, in the case of any condition contained in Section 7.1(a) (other than Sections 7.1(a)(ii)(C), 7.1(a)(iii)(B) and 7.1(a)(v)), that such condition shall have been satisfied and, in the case of any condition contained in Section 7.1(a)(ii)(C), 7.1(a)(iii)(B), 7.1(a)(v), 7.1(b) or 7.1(c), that such condition does not exist.

(a) Mutual Conditions. The following conditions shall be waived by New Holdco only following approval by both Linde and Praxair, acting together (except for the condition in Section 7.1(a)(iv), which may not be waived, and except as provided in Section 1.14), in each case, if and to the extent that such waiver is permitted by the German Takeover Act:

(i) Minimum Acceptance Condition. At the Expiration Time, the sum of (A) the number of Linde Shares validly tendered in the Offer and not withdrawn prior to the Expiration Time, (B) the number of Linde Shares, if any, held by New Holdco, any member of the New Holdco group or any person acting in concert with New Holdco within the meaning of Section 2 para. 5 of the German Takeover Act, (C) the number of Linde Shares that must be attributed to New Holdco or any member of the New Holdco Group in accordance with Section 30 of the German Takeover Act, (D) the number of Linde Shares for which New Holdco, any member of the New Holdco Group or any person acting in concert with New Holdco within the meaning of Section 2 para. 5 of the German Takeover Act has entered into an agreement outside of the Offer, giving them the right to demand the transfer of title of such Linde Shares, and (E) the number of Linde Shares for which irrevocable undertakings to tender such shares have been executed and delivered to New Holdco (Linde Shares that fall within the scope of several of the categories (A) through (E) shall only be counted once) shall be equal to or greater than 75% of the sum of (x) the number of Linde Shares (other than any Linde Excluded Shares) outstanding as of the Commencement of the Offer and (y) the number of Further Linde Shares (such condition, the “Minimum Acceptance Condition”).

(ii) Regulatory Approvals. (A) After publication of the German Exchange Offer Document and at the latest by the date that is twelve (12) months after the Expiration Time (the “Longstop Date”), the Business Combination contemplated by this Agreement shall have been approved by the Governmental Antitrust Entities in the following jurisdictions or the statutory waiting periods in the following jurisdictions shall have expired, with the result that the Business Combination contemplated by this Agreement may be completed:

(1) European Union,

(2) The United States of America,

(3) China,

(4) India,

(5) South Korea,

(6) Brazil,

(7) Russia,

(8) Canada, and

(9) Mexico.

(B) After publication of the German Exchange Offer Document and at the latest by the Longstop Date, the CFIUS Approval shall have been obtained.

(C) Prior to the Offer Closing Time, no Governmental Entity that must grant a regulatory approval required under clause (A) or (B) of this Section 7.1(a)(ii) has denied such grant in writing and such denial has become final, binding and non-appealable.

(iii) Registration Statement. (A) Prior to the Expiration Time, the Registration Statement shall have been declared effective by the SEC.

(B) As of the Expiration Time, the Registration Statement shall not be the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

(iv) Praxair Requisite Vote. Prior to the Expiration Time, the Praxair Requisite Vote shall have been obtained after a vote of the Praxair stockholders has been taken and completed at the Praxair Stockholders Meeting or at any adjournment or postponement thereof.

(v) No Injunction or Illegality. As of the Expiration Time, there shall not be any Law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any Governmental Entity in

Ireland, the United Kingdom, Germany or the United States of America that shall prohibit or make illegal the consummation of the Offer or the Merger or the acquisition or ownership of the Linde Shares or the Praxair Shares by New Holdco.

(b) Conditions Waivable by Praxair

(i) No Material Adverse Effect on Linde. After the date of this Agreement and prior to the Expiration Time, (A) Linde shall not have published new circumstances pursuant to Article 17 of the Market Abuse Regulation and (B) there shall not have occurred any change, event, circumstance or development that would have had to be published by Linde pursuant to Article 17 of the Market Abuse Regulation and that Linde did not publish pursuant to Article 17 para. 4 of the Market Abuse Regulation and that, in each case of clause (A) or (B), such circumstances have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of €410 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of €820 million (a “Linde Material Adverse Effect”). This condition shall be waived by New Holdco following approval by Praxair if and to the extent that such waiver is permitted by the German Takeover Act.

(ii) No Material Compliance Violation by Linde. Between the Commencement of the Offer and the Expiration Time no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel Laws (“Linde Material Compliance Violation”) by a member of a governing body or officer of Linde or a Subsidiary of Linde, while any such person was operating in their official capacity at or on behalf of Linde or its Subsidiaries, shall be known to have occurred, if any such Linde Material Compliance Violation constitutes or would constitute insider information for Linde pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication. This condition shall be waived by New Holdco following approval by Praxair if and to the extent that such waiver is permitted by the German Takeover Act.

(c) Conditions Waivable by Linde

(i) No Material Adverse Effect on Praxair. After the date of this Agreement and prior to the Expiration Time, there shall not have occurred any change, event, circumstance or development that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of $350 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of $700 million (a “Praxair Material Adverse Effect”). This condition shall be waived by New Holdco following approval by Linde if and to the extent that such waiver is permitted by the German Takeover Act.

(ii) No Material Compliance Violation by Praxair. Between the Commencement of the Offer and the Expiration Time no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel Laws (“Praxair Material Compliance Violation”) by a member of a governing body or officer of Praxair or a Subsidiary of Praxair, while any such person was operating in their official capacity at or on behalf of Praxair or its Subsidiaries, shall be known to have occurred, if any such Praxair Material Compliance Violation constitutes or would constitute insider information for Praxair pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication, determined as if the Market Abuse Regulation applies to Praxair. This condition shall be waived by New Holdco following approval by Linde if and to the extent that such waiver is permitted by the German Takeover Act.

(d) Independent Expert. A Linde Material Adverse Effect or a Praxair Material Adverse Effect and/or a Linde Material Compliance Violation or a Praxair Material Compliance Violation shall only be deemed to have occurred if, on or before the day before the publication of the results of the Offer pursuant to Section 23 para. 1 sentence 1 no. 2 of the German Takeover Act, an independent expert from Deloitte or another independent expert mutually selected by Linde and Praxair (the “Independent Expert”), using the due and careful consideration of a diligent professional, has delivered an opinion that a Linde Material Adverse Effect, a Praxair Material Adverse Effect, a Linde Material Compliance Violation or a Praxair Material Compliance Violation has occurred. Either Linde or Praxair may request that the Independent Expert undertake an evaluation of whether a Linde Material Adverse Effect, a Praxair Material Adverse Effect, a Linde Material Compliance Violation or a Praxair Material Compliance Violation has occurred with respect to the other party. The Independent Expert shall further render its opinion without undue delay. New Holdco shall publish the result of the opinion of the Independent Expert without undue delay in the electronic German Federal Gazette (elektronischer Bundesanzeiger), Frankfurter Allgemeine Zeitung and The Wall Street Journal with reference to the Offer. The opinion of the Independent Expert shall be binding and non-appealable.

7.2 Condition to the Completion of the Merger. The obligation of Praxair to consummate the Merger is subject to the prior occurrence of the Offer Closing Time.

ARTICLE VIII

TERMINATION

8.1 Term of the Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall have a fixed term, ending two (2) years from the date of the Offer Announcement (such end date, the “Agreement End Date”).

8.2 Full Termination of the Agreement by Mutual Consent. This Agreement may be terminated in full by mutual written consent of Linde and Praxair at any time prior to the Offer Closing Time.

8.3 Termination by Either Linde or Praxair.

(a) This Agreement may be terminated in full by either Linde or Praxair at any time prior to the Offer Closing Time:

(i) if, at the Expiration Time, any Offer Condition (other than the Offer Conditions set forth in Sections 7.1(a)(i) and 7.1(a)(iv)) that has to be satisfied or waived by the Expiration Time has not been satisfied or waived;

(ii) if the Offer Closing Time shall not have occurred by the Longstop Date as a result of the non-satisfaction of the Regulatory Condition; provided, however, that, except following the termination of the Specified Covenants pursuant to Section 8.3(b), the right to terminate this Agreement pursuant to this Section 8.3(a)(ii) may not be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the non-satisfaction of the Regulatory Condition;

(iii) if, prior to the Expiration Time, the Praxair Requisite Vote shall not have been obtained after a vote of the Praxair stockholders has been taken and completed at the Praxair Stockholders Meeting or at any adjournment or postponement thereof;

(iv) if, at the Expiration Time, the Minimum Acceptance Condition shall have been neither satisfied nor waived; or

(v) if any Governmental Entity that must grant a regulatory approval required under Section 7.1(a)(ii)(A) or 7.1(a)(ii)(B) has denied such grant in writing and such denial has become final, binding and non-appealable; provided, however, that, except following the termination of the Specified Covenants pursuant to Section 8.3(b), the right to terminate this Agreement pursuant to this Section 8.3(a)(v) may not be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the denial of such grant.

(b) The Specified Covenants may be terminated:

(i) by mutual written consent of Linde and Praxair at any time prior to the Offer Closing Time;

(ii) by either Linde or Praxair at any time prior to the Offer Closing Time, if any permanent injunction or other order issued by any Governmental Entity in Ireland, the United Kingdom, Germany or the United States of America that shall prohibit or make illegal the consummation of the Offer or the Merger or the acquisition or ownership of the Linde Shares or the Praxair Shares by New Holdco shall become final and non-appealable; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(ii) may not be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the entry of such injunction or other order;

(iii) by either Linde or Praxair at any time prior to the Offer Closing Time, if an Adverse Tax Event shall have occurred; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(iii) may not be exercised by any party that has failed to perform in any material respect the covenants set forth in Section 6.20 required to be performed by it and such failure remains uncured;

(iv) by Praxair at any time after the Expiration Time and prior to the Offer Closing Time, if, after the Expiration Time, there shall have been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on Linde;

(v) by Linde at any time after the Expiration Time and prior to the Offer Closing Time, if, after the Expiration Time, there shall have been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on Praxair;

(vi) by Praxair at any time prior to the Offer Closing Time, if Linde shall have failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by Linde, and such breach (x) is not curable or (y) if curable, is not cured prior to the earlier of (A) the business day prior to the Longstop Date or (B) the date that is thirty (30) days after the date that written notice thereof is delivered to Linde by Praxair; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(vi) may not be exercised by Praxair if it has failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by it and such failure remains uncured; or

(vii) by Linde at any time prior to the Offer Closing Time, if Praxair shall have failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by Praxair, and such breach (x) is not curable or (y) if curable, is not cured prior to the earlier of (A) the business day prior to the Longstop Date or (B) the date that is thirty (30) days after the date that written notice thereof is delivered to Praxair by Linde; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(vii) may not be exercised by Linde if it has failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by it and such failure remains uncured.

8.4 Full Termination of the Agreement by Praxair. This Agreement may be terminated in full by Praxair:

(a) at any time prior to the satisfaction or waiver of the Minimum Acceptance Condition if either of the Linde Boards does not issue its Linde Reasoned Statement within twenty (20) business days of the Commencement of the Offer; or

(b) at any time prior to the satisfaction or waiver of the Minimum Acceptance Condition if (i) the Linde Executive Board shall have effected a Change in Linde Executive Board Recommendation or (ii) the Linde Supervisory Board shall have effected a Change in Linde Supervisory Board Recommendation by issuing a negative recommendation.

8.5 Full Termination of the Agreement by Linde. This Agreement may be terminated in full by Linde:

(a) at any time prior to receipt of the Praxair Requisite Vote at the Praxair Stockholders Meeting if the Praxair Board shall have effected a Change in Praxair Recommendation; or

(b) at any time prior to the Expiration Time if New Holdco’s decision to launch the Offer has not been published without undue delay (unverzüglich) (pursuant to Section 10 para. 1 sentence 1 of the German Takeover Act) upon execution of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.5(b) will not be available to Linde if it has caused such undue delay.

8.6 Effect of Termination and Abandonment; Termination Fees.

(a) Effect of Termination and Abandonment.

(i) In the event of termination in full of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.6 and Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to any other party hereto resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken, or the failure to take an action, by the breaching party with the knowledge that the taking of such act, or failure to take such act, would, or would reasonably be expected to, cause a breach of this Agreement.

(ii) In the event of termination of the Specified Covenants pursuant to Section 8.3(b), the Specified Covenants shall become void and of no effect with no liability for any failure to comply therewith on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to any other party hereto resulting from any fraud or willful and material breach of the Specified Covenants prior to the date of such termination.

(iii) To the extent the Offer is terminated as a result of an Offer Condition not being satisfied or waived, New Holdco shall, promptly following such termination, take all necessary actions and make all required filings with the SEC to withdraw the Registration Statement.

(b) Termination Fee Payable by Praxair.

(i) In the event that this Agreement is terminated by Linde pursuant to Section 8.5(a) or is terminated by either Linde or Praxair pursuant to Section 8.3(a)(iii) (and, at the time of such termination pursuant to Section 8.3(a)(iii), Linde had a right to terminate this Agreement pursuant to Section 8.5(a)), then Praxair shall, within two business days following such termination, pay or cause to be paid to Linde an amount equal to €250,000,000 (the “Praxair Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) after the date of this Agreement, an Acquisition Proposal for Praxair shall have been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn on a bona fide basis without qualification prior to the Praxair Stockholders Meeting, (B) thereafter, this Agreement is terminated by Linde or Praxair pursuant to Section 8.3(a)(iii) or 8.5(b) and (C) within twelve (12) months of such termination pursuant to Section 8.3(a)(iii) or 8.5(b), Praxair or any of its Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the Praxair stockholders to accept, any Acquisition Proposal for Praxair (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”), then Praxair shall, concurrently with the completion of such acquisition or transaction (or, if earlier, the entry into such Contract) pay or cause to be paid to Linde, by wire transfer of same day funds, an amount equal to the Praxair Termination Payment.

(c) Termination Fee Payable by Linde.

(i) In the event that this Agreement is terminated by Praxair pursuant to Section 8.4(a) or Section 8.4(b) or is terminated by either Linde or Praxair pursuant to Section 8.3(a)(iv) (and, at the time of such termination pursuant to Section 8.3(a)(iv), Praxair had a right to terminate this Agreement pursuant to Section 8.4(a) or Section 8.4(b) or, prior to the Expiration Time, the Linde Supervisory Board shall have effected a Change in Linde Supervisory Board Recommendation by issuing a neutral recommendation), then Linde shall, within two business days following such termination, pay or cause to be paid to Praxair an amount equal to €250,000,000 (the “Linde Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) after the date of this Agreement, an Acquisition Proposal for Linde shall have been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and such

Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn on a bona fide basis without qualification prior to the Expiration Time, (B) thereafter, this Agreement is terminated by Linde or Praxair pursuant to Section 8.3(a)(iv) and (C) within twelve (12) months of such termination pursuant to Section 8.3(a)(iv), Linde or any of its Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the Linde shareholders to accept, any Acquisition Proposal for Linde (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”), then Linde shall, concurrently with the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid to Praxair, by wire transfer of same day funds, an amount equal to the Linde Termination Payment.

(d) Costs and Interest. If either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 8.6, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 8.6 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of HSBC Bank, London, in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment. In no event shall Linde or Praxair be obligated pursuant to this Section 8.6 to pay more than one Linde Termination Payment or Praxair Termination Payment, respectively.

8.7 Exclusive Means of Termination. Except in accordance with this Article VIII, no party may bring any claim seeking to terminate or rescind this Agreement or the transactions contemplated by this Agreement, or terminate the Specified Covenants, on any basis (including in contract or tort, under securities Laws or otherwise).

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of Linde and Praxair contained in Sections 1.12 (Effect of the Offer on Linde Equity Awards and Linde Shares Held by Board Members and Employees), 2.8 (Effect of the Merger on Praxair Stock Options and Awards), 3.1 (Post-Closing Reorganization of Linde), 4.1 (Governance and Additional Matters), 6.6(c) (Listing; Indices—Inclusion of New Holdco Shares in Indices), 6.10 (Indemnification; Directors’ and Officers’ Insurance), 6.14 (Employee Matters), 6.15 (Linde Engineering Setup), 6.18 (Pension and Deferred Compensation Matters) and 6.23 (Preservation of Heritage) shall survive the consummation of the Offer and the Merger. No other representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Offer and the Merger, and no party may bring any claim for any breach of such other representations, warranties, covenants or agreements on any basis (including in contract or tort, under securities Laws or otherwise) following the consummation of the Offer and the Merger. This Article IX, the agreements of Linde and Praxair contained in Section 6.8 (Expenses) and Section 8.6 (Effect of Termination and Abandonment; Termination Fees), the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the Common Interest Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement and, except as set forth in Section 8.6(a)(i), no party may bring any claim for any breach of such other representations, warranties, covenants or agreements on any basis (including in contract or tort, under securities Laws or otherwise) following the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement (including Section 1.14), this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the parties hereto, whether before or after the Expiration Time or the receipt of the Praxair Requisite Vote; provided that, no amendment shall be made (i) following the Expiration Time, for which applicable Law or the rules of any relevant stock exchange would require the Offer to remain open or (ii) following the receipt of the Praxair Requisite Vote, for which applicable Law or the rules of any relevant stock exchange requires further approval by the Praxair stockholders, without such further approval.

9.3 Waiver of Conditions. Subject to Section 1.14, the conditions to each of the parties’ obligations to consummate the Offer and the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4 Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 Governing Law, Venue and Jurisdiction; Waiver of Trial by Jury.

(a) EXCEPT FOR (i) THE FIDUCIARY DUTIES OF THE LINDE BOARDS AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF LINDE, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, (ii) THE FIDUCIARY DUTIES OF THE PRAXAIR BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF PRAXAIR, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF AND (iii) THE PROVISIONS RELATING TO THE DUTIES OF NEW HOLDCO UNDER THE GERMAN TAKEOVER ACT AND THE OFFER CONDITIONS DESCRIBED IN SECTION 7.1 HERETO, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF IRELAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Except with respect to (i) matters subject to the Tax Resolution Procedures, and (ii) determining whether a Linde Material Adverse Effect, a Praxair Material Adverse Effect, a Linde Material Compliance Violation or a Praxair Material Compliance Violation has occurred, which determination shall be made by the Independent Expert pursuant to Section 7.1(d), each of the parties hereby irrevocably agrees that the courts of Ireland, Delaware and Germany are to have exclusive jurisdiction to settle any dispute arising out of or in connection with the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby (including non-contractual disputes or claims); provided, however, that only Linde may initiate a proceeding, suit or action in the courts of Delaware and only Praxair may initiate a proceeding, suit or action in the courts of Germany. For the purposes of the foregoing, each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that any proceeding, suit or action arising in respect of such matters shall therefore be brought in such courts in accordance with the immediately preceding sentence, and the parties hereby waive, and agree not to assert, as a defense in any proceeding, suit or action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such proceeding, suit or action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or on the grounds of forum non conveniens or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such proceeding, suit or action or transactions shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such proceeding, suit or action in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5(c).

9.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email, provided that the transmission of the facsimile or email is promptly confirmed:

(a)	If to Praxair, to:

Praxair, Inc. 10 Riverview Dr. Danbury, CT 06810 United States of America
	Attention:	Guillermo Bichara Vice President, General Counsel and Corporate Secretary Richard L. Steinseifer Vice President, Mergers & Acquisitions
Tel: +1 (203) 837-2635 Fax: +1 (203) 837-2515 Email: guillermo_bichara@praxair.com / rick_steinseifer@praxair.com with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America
	Attention:	Keith Pagnani Carsten Berrar Krishna Veeraraghavan
Tel: +1 (212) 558-4397 / +49 69 4272 5506 / +1 (212) 558-7931 Fax: +1 (212) 558-3588 / +49 69 4272 5210 Email: pagnanik@sullcrom.com / berrarc@sullcrom.com / veeraraghavank@sullcrom.com

(b)	If to Linde, to:

Linde AG Klosterhofstraße 1 80331 Munich Germany
	Attention:	Matthias von Plotho Programme Manager Dr. Christoph Hammerl Head of Group Legal & Compliance
Tel: +49 89 35757-01
Fax: + 49 89 35757-1075
Email: matthias.plotho@linde.com / christoph.hammerl@linde.com with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza 825 Eighth Avenue
New York, New York 10019-7475
United States of America
	Attention:	Richard Hall Aaron Gruber
Tel: +1 (212) 474-1293 / +1 (212) 474-1456
Fax: +1 (212) 474-3700
Email: rhall@cravath.com / agruber@cravath.com

and

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB
Leopoldstraße 8 – 10 D-80802 München
	Attention:	Jochen Vetter Emanuel P. Strehle
Tel: +49 89 383388 236 / +49 89 383388 247
Email: jochen.vetter@hengeler.com / emanuel.strehle@hengeler.com

(c)	If to New Holdco, US Intermediate Holding Sub or Merger Sub, to:

Zamalight PLC The Priestley Centre 10 Priestley Rd. Surrey Research Park Guildford Surrey GU2 7XY United Kingdom
	Attention:	Guillermo Bichara Director Andrew Brackfield Director
Tel (New Holdco): +44 1483 244311
Tel (US Intermediate Holding Sub or Merger Sub): +1 (203) 837-2635
Fax (New Holdco): +44 1483 242300
Fax (US Intermediate Holding Sub or Merger Sub): +1 (203) 837-2515
Email: guillermo_bichara@praxair.com / andrew.brackfield@boc.com with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
United States of America
Attention:	Keith Pagnani Carsten Berrar Krishna Veeraraghavan
Tel: +1 (212) 558-4397 / +49 69 4272 5506 / +1 (212) 558-7931
Fax: +1 (212) 558-3588 / +49 69 4272 5210
Email: pagnanik@sullcrom.com / berrarc@sullcrom.com /
veeraraghavank@sullcrom.com

and

Cravath, Swaine & Moore LLP
Worldwide Plaza 825 Eighth Avenue
New York, New York 10019-7475
United States of America
Attention:	Richard Hall Aaron Gruber
Tel: +1 (212) 474-1293 / +1 (212) 474-1456
Fax: +1 (212) 474-3700
Email: rhall@cravath.com / agruber@cravath.com

and

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB
Leopoldstraße 8 – 10
D-80802 München
Attention:	Jochen Vetter Emanuel P. Strehle
Tel: +49 89 383388 236 / +49 89 383388 247
Email: jochen.vetter@hengeler.com / emanuel.strehle@hengeler.com or to such other Person or addressees as have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next business day after deposit with an overnight courier, if sent by an overnight courier, (c) three (3) business days after deposit in the mail, if sent by registered or certified mail, or (d) upon confirmation of successful transmission if sent by facsimile or email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7 Entire Agreement.

(a) This Agreement (including any exhibits hereto), the Praxair Disclosure Letter, the Linde Disclosure Letter, the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the Common Interest Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and representations and warranties, whether oral or written, with respect to such matters.

(b) Each party acknowledges and agrees that (i) except for the representations and warranties contained in Article V, none of the other parties nor any other Person makes any representation or warranty, express or implied, with respect to such other parties or with respect to any information furnished, disclosed or otherwise made available in the course of the due diligence investigation of such other parties, the negotiation of this Agreement or otherwise and (ii) it is not relying on any such representation or warranty not contained in Article V. Except pursuant to the terms and conditions of this Agreement, no party or any other Person shall be subject to any liability or responsibility whatsoever to any other party or any of its or their respective affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon another party’s or any of their respective affiliates’ or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

9.8 No Third-Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto agree that the rights of third-party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs, except in the case of Section 6.10(c), where such rights arise as of the date of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties to this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties to this Agreement in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties to this Agreement of risks associated with particular matters regardless of the knowledge of any of the parties to this Agreement. Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of New Holdco, Linde or Praxair to take any action, such requirement shall be deemed to include an undertaking on the part of New Holdco, Linde or Praxair, as appropriate and permissible under the applicable Laws, to cause such Subsidiary to take such action.

9.10 Transfer Taxes. Without prejudice to Section 6.9(c), all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar such Taxes and all conveyance fees, recording fees and other similar charges (including all penalties, interest and other charges with respect thereto) incurred in connection with the Offer or the Merger shall be paid by the party upon which such Taxes are imposed; provided that any transfer taxes with respect to interests in real property owned, directly or indirectly, by Linde, Praxair or any of their respective Subsidiaries or Listed Subsidiaries shall be borne by New Holdco or any Subsidiary or Listed Subsidiary of New Holdco, as the case may be, and expressly shall not be a liability of the shareholders of Linde or stockholders of Praxair.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, any reference to a Law shall include any rules and regulations promulgated thereunder, and the words “or”, “any” and “either” are not exclusive. The term “reasonable best efforts” means reasonable best endeavors; provided, however, that such term, when referring to a party’s obligation to cause a Listed Subsidiary to take or refrain from an action, means using reasonable best endeavors to exercise such party’s rights as a shareholder of such Listed Subsidiary and excludes any obligation of such party to (i) cause the directors of such Listed Subsidiary to take or refrain from an action or (ii) take or refrain from an action that such party believes is not in the best interests of such Listed Subsidiary. The term “Knowledge”, when referring to Linde, means the actual knowledge of the individuals serving on the Linde Executive Board, Linde’s Chief Compliance Officer, or equivalent officer, and Linde’s general counsel, in each case as of the date hereof. The term “Knowledge”, when referring to Praxair, means the actual knowledge of the individuals comprising Praxair’s named executive officers (as such term is defined in Item 402 of Regulation S-K of the Securities Act), Praxair’s Chief Compliance Officer, or equivalent officer, and Praxair’s general counsel, in each case as of the date hereof.

(c) For purposes of the representations and warranties set forth in Article V, the covenants set forth in Section 6.1 and any Offer Condition, all references to Euros (€) shall be deemed to include U.S. dollars ($) on the basis of an exchange rate of 1.107 Euros (€) to 1.00 U.S. dollar ($), and vice versa.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.13 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

9.14 Disclosure Letters. Any disclosure contained in the Praxair Disclosure Letter or the Linde Disclosure Letter shall apply to any other Section or sub-Section of the Praxair Disclosure Letter or Linde Disclosure Letter, respectively, where the applicability of such disclosure is reasonably apparent. The Praxair Disclosure Letter or Linde Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or to one or more covenants contained in Article VI. Inclusion of any items or information in the Praxair Disclosure Letter or Linde Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on Linde or Praxair, as applicable, to affect the interpretation of such term for purposes of this Agreement, or trigger any other materiality qualification.

9.15 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, legal representatives and permitted assigns.

9.16 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger, the Offer and other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at Law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security and, if applicable, sufficiently in advance of the Longstop Date, taking into account that the parties may be prohibited by applicable Law from amending or extending the Longstop Date even if the breach by a party of this Agreement will result in the non-satisfaction of the Regulatory Condition. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law. If, prior to the Agreement End Date, any party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the Agreement End Date shall automatically be extended by the amount of time during which such action is pending, plus twenty (20) business days or such other time period established by the arbitrator(s) in accordance with Section 9.5(b).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PRAXAIR, INC.

By:	/s/ Stephen F. Angel
	Name:	Stephen F. Angel
	Title:	Chairman, President, and Chief Executive Officer

LINDE AG

By:	/s/ Aldo Belloni
	Name:	Professor Dr. Aldo Belloni
	Title:	Chairman of the Executive Board

By:	/s/ Sven Schneider
	Name:	Dr. Sven Schneider
	Title:	Chief Financial Officer

ZAMALIGHT PLC

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	Director

By:	/s/ Christopher Cossins
	Name:	Christopher Cossins
	Title:	Director

ZAMALIGHT HOLDCO LLC

By:	/s/ Richard L. Steinseifer
	Name:	Richard L. Steinseifer
	Title:	Authorized Signatory

ZAMALIGHT SUBCO, INC.

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]

Annex I:

Defined Terms

“Acquisition Proposal” means (A) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Linde or Praxair, as the case may be, or (B) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Linde or Praxair, as the case may be, or a majority of the voting power or of any class of equity securities of any of their respective Major Subsidiaries, as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of Linde or Praxair, as the case may be, in each case other than the transactions contemplated by this Agreement.

“Action” means any decision, claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Entity.

“Adverse Tax Event” means, subject to the Tax Resolution Procedures:

(a) as of any date of determination no earlier than the date on which the results of the Offer as of the expiration of the Additional Acceptance Period are finally determined, if the Closing were to occur, the transactions contemplated by this Agreement would fail to qualify for the Intended Tax Treatment because the “ownership fraction” determined under Section 1.7874-12T(a)(17) of the Treasury Regulations (as such Treasury Regulations exist as of the date hereof) would be at least 60% by reason of the denominator of such fraction not including a sufficient number of shares of New Holdco, it being agreed that the Specified Assumptions, as defined in Section 8.3(b) of the Linde Disclosure Letter and Section 8.3(b) of the Praxair Disclosure Letter, shall apply; or

(b) any Tax Law Change has occurred that, if finalized and made effective, should cause the transactions contemplated by this Agreement to fail to qualify for the Intended Tax Treatment (provided, for the avoidance of doubt, that this clause (b) shall not include any Tax Law Change that would not apply to the Business Combination, even if finalized and made effective, by reason of the effective time(s) specified in the terms of such Tax Law Change).

“Beneficiary Matching Share Termination Value” means, in respect of each Linde Matching Share Right that is outstanding as of immediately prior to the Offer Closing Time, an amount (determined on a gross basis without regard to any applicable Taxes payable by the holder in respect of such Linde Matching Share Right) as determined in good faith (nach billigem Ermessen) by Linde in accordance with Sections 5(4) and 5(5) of the Linde LTIP as at the Offer Closing Time (i.e., inter alia on a pro rata temporis basis).

“Beneficiary Option Termination Value” means, in respect of each Linde Stock Option that is outstanding as of immediately prior to the Offer Closing Time, an amount (determined on a gross basis without regard to any applicable Taxes payable by the holder in respect of such Linde Stock Option) as determined in good faith (nach billigem Ermessen) by Linde in accordance with Section 5(4) of the Linde LTIP as at the Offer Closing Time (i.e., inter alia on a pro rata temporis basis).

“Benefit Plans” means all benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of such party and its Subsidiaries and current or former directors of such party and its Subsidiaries, including deferred compensation, severance, retention, bonus, incentive, change in control, health, dental, vision, other welfare, retirement benefits, Pension Commitments, equity option, equity purchase and equity appreciation rights plans, programs, policies, agreements or arrangements, in each case which are material to a party and its Subsidiaries, taken as a whole.

“Business Combination” means the transactions contemplated by this Agreement, including the Merger and the Offer, to combine the businesses of the Praxair Group and the Linde Group on the terms of this Agreement.

“business day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York or the City of Munich.

“CBI” means the Central Bank of Ireland acting in its capacity as competent authority under European Parliament and Council Directive 2003/71/EC of 4 November 2003 (as amended).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) a written notice issued by CFIUS stating that the Business Combination does not constitute a “covered transaction” pursuant to Section 721 of the DPA or that following its review or investigation of the Business Combination, CFIUS has determined that there are no unresolved national security concerns and concluded all action under the DPA or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the Business Combination or (y) the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Change in Linde Recommendation” means a Change in Linde Executive Board Recommendation or a Change in Linde Supervisory Board Recommendation.

“Clean Team Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated February 21, 2017, between Linde and Praxair, as amended.

“Common Interest Agreement” means the Common Interest Agreement, dated June 27, 2016, between Linde and Praxair.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 20, 2016, between Linde and Praxair.

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“Companies Act 2014” means the Companies Act 2014 of Ireland.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (codified at 50 U.S.C. App § 2170).

“EBITDA” means, for a given financial period, (a) with respect to Linde, the “adjusted Group Operating Profit” financial metric for such financial period as defined in the annual report of Linde for financial year 2016, with the components thereof determined in accordance with IFRS, as in effect on the date of this Agreement, and (b) with respect to Praxair, the “adjusted EBITDA” financial metric for such financial period as defined in the annual report of Praxair for financial year 2016, with the components thereof determined in accordance with GAAP, as in effect on the date of this Agreement, in each case, it being understood that, when determining whether a change, event, circumstance or development has resulted in, or would reasonably be expected to result in, a Linde Material Adverse Effect or a Praxair Material Adverse Effect, as the case may be, the financial impact of such change, event, circumstance or development shall not be considered an extraordinary item or other special item to be added back as an adjustment to the applicable financial metric of such party.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services including: (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which Praxair or Linde, as the case may be, conducts business.

“Further Linde Shares” means the number of Linde Shares that Linde may issue after the time of publication of the German Exchange Offer Document in accordance with Section 14 para. 2 of the German Takeover Act until the Expiration Time pursuant to obligations in effect as of the date of such publication, such as outstanding options.

“GAAP” means United States generally accepted accounting principles.

“Good Leaver Termination” means, with respect to any holder of a New Holdco Stock Option or a New Holdco RSU granted in accordance with Section 1.12(d) or (e), a termination of his or her employment or service under the circumstances described in Section 9(2)(a), 9(3) or 9(4) of the Linde LTIP.

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“Governmental Order” means any decision, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

“High Court” means the High Court of Ireland.

“Intended Tax Treatment” means that New Holdco will not be treated as a domestic corporation for U.S. Federal income Tax purposes as a result of the transactions contemplated by this Agreement.

“Intervening Event”, with respect to Linde or Praxair, means an event, fact, occurrence, development or circumstance that (a) was not known to the Linde Boards or the Praxair Board, as applicable, on the date of this Agreement or (b) occurs after the date of this Agreement and, in the case of each of clauses (a) and (b), which event, fact, occurrence, development or circumstance becomes known to the Linde Boards or Praxair Board, as applicable, prior to the Expiration Time, in the case of Linde, and receipt of the Praxair Requisite Vote, in the case of Praxair; provided, however, that in no event shall any Acquisition Proposal, or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, constitute an Intervening Event.

“Investment Shares” means any Self-financed Investment Shares (Eigeninvestmentaktien) (as defined in the Linde LTIP).

“Law” means any international, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit.

“Linde Equity Award” means a Linde Stock Option or Linde Matching Share Right that is outstanding as of immediately prior to the Offer Closing Time.

“Linde Reasoned Statement” means, collectively, the Linde Executive Board Reasoned Statement and the Linde Supervisory Board Reasoned Statement.

“Linde Recommendation” means, collectively, the Linde Executive Board Recommendation and the Linde Supervisory Board Recommendation.

“Linde Group” means Linde and its Subsidiaries (and, solely when the term “Linde Group” is used in Section 1.12 and the definitions of “Business Combination”, “Major Subsidiary” and “LTIP Termination Time”, its Listed Subsidiaries), taken as a whole.

“Linde LTIP” means the Linde Long Term Incentive Plan (2012) authorized at the annual general meeting on May 4, 2012 as implemented from time to time.

“Linde Matching Share Right” means a right to matching Linde Shares granted under the Linde LTIP.

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“Linde Stock Option” means any option to purchase Linde Shares.

“Listed Subsidiary” means any subsidiary of Linde or Praxair, the shares of which are traded on any stock exchange.

“LTIP Termination Time” means the relevant date (if any) of termination of the Linde LTIP (as such termination relates to employees of the Linde Group or to members of the Linde Executive Board) in accordance with Section 1.12(a).

“Major Subsidiary” means any Subsidiary that constitutes 15% of more of the consolidated net revenue, net income or total assets of the Linde Group or Praxair Group, as applicable.

“Material Adverse Change” on Linde or Praxair, as applicable, means any change, event, occurrence or effect that, individually or in the aggregate, (x) is, or is reasonably expected to be, materially adverse to the financial condition, business or results of operations of the Praxair Group or the Linde Group (including, in the case of each of the Praxair Group and the Linde Group and solely for purposes of Section 5.1(h) and Section 5.1(k), any of their respective Listed Subsidiaries), respectively, or (y) prevents or is reasonably expected to prevent, materially delay or materially impair the ability of Linde or Praxair, respectively, to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (x), none of the following, alone or in combination, shall be deemed to constitute or be considered in determining whether a Material Adverse Change has occurred or is reasonably expected to occur:

(A)	changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States, Germany or elsewhere in the world where the applicable party and its Subsidiaries operate or where any of its products or services are sold, except to the extent that such change affects the applicable party and its Subsidiaries in a disproportionate manner relative to other businesses operating in the industries in which such party and its Subsidiaries operate;

(B)	changes that are the result of factors generally affecting the industries, markets or geographical areas in which the applicable party and its Subsidiaries operate;

(C)	any changes in the relationship of the applicable party and its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting change, event, occurrence or effect caused by the entry into, announcement, pendency or performance of the transactions contemplated by this Agreement, including any lawsuit, action or other proceeding with respect to the Offer, the Merger or any other transaction contemplated by this Agreement;

(D)	changes in GAAP, IFRS or in any Law of general applicability or in the interpretation or enforcement thereof, after the date of this Agreement;

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(E)	any failure by the applicable party and its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Change;

(F)	any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, expropriation, nationalization or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis;

(G)	any litigation arising from allegations of any breach of fiduciary duty or allegations of violation of Law, in each case, relating to the Offer, the Merger or any of the transactions contemplated by this Agreement;

(H)	any actions taken or omitted to be taken by the applicable party or any of its Subsidiaries that are required to be taken by this Agreement or any actions taken or omitted to be taken with the other party’s written consent or at the other party’s written request;

(I)	any change or announcement of a potential change in the credit rating or other rating of financial strength of the applicable party or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such change or potential change has resulted in, or contributed to, a Material Adverse Change; or

(J)	a decline in the market price, or change in trading volume, of the Praxair Shares on the NYSE or Linde Shares on the Frankfurt Stock Exchange, respectively, or any other capital stock or debt securities of Linde or Praxair, respectively; provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such decline has resulted in, or contributed to, a Material Adverse Change.

“negative recommendation” means a recommendation by the Linde Supervisory Board that the Linde shareholders reject the Offer and not tender their Linde Shares in the Offer.

“neutral recommendation” means a neutral statement in which the Linde Supervisory Board neither recommends that the Linde shareholders reject the Offer nor recommends that the Linde shareholders accept the Offer.

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“New Grant Date” means, (i) with respect to any holder of Linde Equity Awards who is not a member of the Linde Executive Board as of the date immediately following the Offer Closing Time, the date on which the Offer Closing Time occurs, and (ii) with respect to any such holder who is a member of the Linde Executive Board as of the date immediately following the Offer Closing Time, the date of effectiveness of a Post-Closing Reorganization of Linde; provided that, in all cases, in the event that it is impracticable to grant any New Holdco Stock Options or New Holdco RSUs on the date described in the preceding clause (i) or (ii), the New Grant Date shall be delayed until the earliest practicable date thereafter; provided further that the New Grant Date shall also be delayed to the extent necessary to comply with applicable Law (including insider trading restrictions under the Regulation (EU) No 596/2014 of the European Parliament and of the Council on market abuse).

“New Holdco Group” means New Holdco and its Subsidiaries, taken as a whole.

“New Holdco RSU” means a restricted stock unit denominated in New Holdco Shares.

“New Holdco Stock-Based Awards” means New Holdco Stock Options and New Holdco RSUs.

“New Holdco Stock Option” means any option to purchase New Holdco Shares.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, constitution, limited liability company agreement, bylaws or similar organizational documents of such Person.

“Pension Commitments” means any plan, program, arrangement, agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to such party, or collective grant (Gesamtzusage) regarding pensions (betriebliche Altersversorgung) under which a Person or its Subsidiaries has any obligations.

“Praxair Group” means Praxair and its Subsidiaries, taken as a whole.

“Praxair Stock Plans” means the Restated 2002 Praxair Long Term Incentive Plan (as amended), Amended and Restated 1995 Stock Option Plan for Non-Employee Directors (as amended), 2005 Equity Compensation Plan for Non-Employee Directors (as amended and restated) and Amended and Restated 2009 Praxair Long-Term Incentive Plan.

“Proration Fraction” means, with respect to any Linde Equity Award for which the Waiting Period is not yet complete as of the Offer Closing Time, a fraction, the numerator of which is the number of days that have elapsed during the Waiting Period in respect of such Linde Equity Award up to and including the date on which the Offer Closing Time occurs and the denominator of which is 1,461.

“Regulatory Authority” means the SEC, BaFin, CBI and any and all other relevant regulatory authorities of the United States, Germany, Ireland, any member state in the European Economic Area and other foreign regulatory agencies or authorities (as mutually determined by the parties), in each case only to the extent that it has authority and jurisdiction in the particular context.

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“Specified Covenants” means all of the covenants set forth in Article VI, other than Sections 6.8, 6.10(c) and 6.16.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that any Listed Subsidiary is excluded from this definition of Subsidiary.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, 80% or more of the total voting power of the equity securities of Linde or Praxair, as the case may be, or 80% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of Linde or Praxair, as the case may be, that each Linde Board or the Praxair Board, as applicable, has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (A) more favorable to the shareholders of Linde or stockholders of Praxair, as the case may be, from a financial point of view than the transactions contemplated by this Agreement, (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Linde Boards or Praxair Board, as applicable, and (C) for which financing, if a cash transaction (in whole or in part) is fully committed or reasonably determined to be available by the Linde Boards or Praxair Board, as applicable (after taking into account any revisions to the terms of this Agreement proposed by Linde or Praxair, as applicable).

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“Target Achievement Fraction” means, in respect of each Linde Active Option, a fraction, (x) the numerator of which is the number (ranging from zero to 100) representing the level at which Linde determines in good faith (nach billigem Ermessen), at the Offer Closing Time, the criteria set forth in Section 5(4) of the Linde LTIP (other than the elapsed time of the Waiting Period) have been met or are expected to be met as of immediately prior to the Offer Closing Time and (y) the denominator of which is 100.

“Tax” means (including the plural form “Taxes”) all U.S. Federal, state, local and German and all other non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, social security, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and all other forms of taxation, and all rates, duties, charges, withholdings, levies or assessments, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Law Change” means, after the date of this Agreement:

(i) any change in U.S. Federal tax Law, whether or not such change in Law is yet effective, including with respect to matters covered by U.S. Code Section 7874 and the Treasury Regulations thereunder;

(ii) the passage of a bill that would implement such a change in U.S. Federal tax Law by either the U.S. House of Representatives or the U.S. Senate; provided, however, that such a change shall not constitute a Tax Law Change if, prior to April 15, 2018, the bill is defeated by the other house of Congress, the President of the United States has vetoed the bill (unless the time period for overriding such veto has not yet elapsed and the bill has passed each house of Congress by at least a three-fifths majority) or the time period for the President of the United States to sign or veto the bill has elapsed without the bill being enacted;

(iii) any new official interpretation, or change in official interpretation, of U.S. Federal tax Law whether or not such official interpretation or change in official interpretation is yet effective, as set forth in published guidance by the U.S. Department of Treasury or U.S. Internal Revenue Service, including with respect to matters covered by U.S. Code Section 7874 and the Treasury Regulations thereunder; or

(iv) any proposed change in, new official interpretation of, or change in official interpretation of, U.S. Federal tax Law, whether or not such proposed change is yet approved or effective, that has been publicly announced (through whatever media) by the U.S. Internal Revenue Service, U.S. Department of Treasury, President of the United States or other agency, arm or instrumentality of the executive branch of the U.S. Federal government, or any of their agents or designees.

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“Tax Resolution Procedures” means the procedures set forth in Section 6.20 of the Linde Disclosure Letter and Section 6.20 of the Praxair Disclosure Letter.

“Treasury Regulations” means U.S. Department of Treasury regulations promulgated under the Code.

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Waiting Period” means, with respect to any Linde Equity Award, the Waiting Period (Wartezeit) with respect to such Linde Equity Award as provided in the Linde LTIP.

“Working Day” means, pursuant to the German Takeover Act, any day which is not a Sunday or a federal public holiday in Germany.

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Other Defined Term References

Defined Term	Section
Acceptance Period	1.7
Additional Acceptance Period	1.11
Admission Prospectus	1.2(c)
ADRs	6.21
Affected Employees	6.14(a)
Agreement	Preamble
Agreement End Date	8.1
Alternative Acquisition Agreement	6.2(a)
Alternative Admission Document	1.2(c)
Anti-Corruption Laws	5.1(k)(ii)
Antitrust Laws	6.4(c)(i)
BaFin	1.1
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Continuation Period	6.14(a)
Board	6.2(c)
Bribery Act	5.1(k)(ii)
Certificate of Merger	2.6
Change in Linde Executive Board Recommendation	6.3(b)
Change in Linde Supervisory Board Recommendation	6.3(c)
Change in Praxair Recommendation	6.3(a)
Closing	2.5
Closing Date	2.5
Code	2.9(f)
Commencement of the Offer	1.3
D&O Insurance	6.10(a)
Delayed Termination MSR	1.12(g)
Delayed Termination Option	1.12(f)
Deposit Agreement	6.21
Depositary	6.21
DGCL	2.3
DTC	2.9(b)
Effective Time	2.6
Excess Offer Shares	1.6
Exchange Act	Recitals
Exchange Agent	2.1
Exchange Fund	2.9(a)
Expenses	6.8
Expiration Time	1.7
FCPA	5.1(k)(ii)
GAAP	5.1(f)(i)
German Exchange Offer Document	1.2(d)
German Intermediate Holding Sub	1.10
German Intermediate Sub	1.10

A-1-11

German Stock Corporation Act	1.15(a)
German Takeover Act	Recitals
German Transformation Act	3.1
Governmental Antitrust Entity	6.4(c)(i)
Governmental Entity	5.1(e)
IFRS	5.1(f)(ii)
Independent Expert	7.1(d)
Knowledge	9.12(b)
Linde	Preamble
Linde Active Matching Share Rights	1.12(e)
Linde Active Options	1.12(d)
Linde Boards	Recitals
Linde Change in Recommendation Notice	6.2(d)
Linde Disclosure Letter	5.1
Linde Engineering	6.15
Linde Engineering Co	6.15
Linde Exchange Ratio	Recitals
Linde Excluded Shares	1.4
Linde Executive Board	Recitals
Linde Executive Board Reasoned Statement	1.15(a)
Linde Executive Board Recommendation	Recitals
Linde Financial Statements	5.1(f)(ii)
Linde Material Adverse Effect	7.1(b)(i)
Linde Material Compliance Violation	7.1(b)(ii)
Linde Reports	5.1
Linde Shares	Recitals
Linde Supervisory Board	Recitals
Linde Supervisory Board Reasoned Statement	1.15(b)
Linde Supervisory Board Recommendation	Recitals
Linde Termination Payment	8.6(c)(i)
Linde Treasury Shares	5.1(b)(ii)
Longstop Date	7.1(a)(ii)(A)
Market Abuse Regulation	1.1
Merger	Recitals
Merger Consideration	2.7(a)
Merger Letter of Transmittal	2.9(b)
Merger Sub	Preamble
Minimum Acceptance Condition	7.1(a)(i)
New Holdco	Preamble
New Holdco Board	Recitals
New Holdco Capital Increase	6.12
New Holdco Distributable Reserves Creation	6.17(a)
New Holdco Shares	Recitals
New Plans	6.14(b)
Non-Required Remedy	6.4(d)
NYSE	1.2(f)

A-1-12

OFAC	5.1(k)(iv)
Offer	Recitals
Offer Announcement	1.1
Offer Closing Time	1.10
Offer Conditions	1.8(a)
Offer Consideration	1.4
Offer Documents	1.2(d)
Permits	5.1(h)
Person	2.9(c)(iii)
Post-Closing Reorganization	3.1
Praxair	Preamble
Praxair Board	Recitals
Praxair Book-Entry Share	2.7(b)
Praxair Certificate	2.7(b)
Praxair Change in Recommendation Notice	6.2(d)
Praxair Disclosure Letter	5.1
Praxair Distributable Reserves Resolution	6.17(a)
Praxair Eligible Shares	2.7(a)
Praxair Excluded Shares	2.7(a)
Praxair Financial Statements	5.1(f)(i)
Praxair Material Adverse Effect	7.1(c)(i)
Praxair Material Compliance Violation	7.1(c)(ii)
Praxair Meeting Date	6.3(a)
Praxair Preferred Shares	5.1(b)(i)
Praxair PSU	2.8(c)
Praxair Recommendation	Recitals
Praxair Reports	5.1
Praxair Requisite Vote	5.1(c)(i)
Praxair RSU	2.8(b)
Praxair Shares	Recitals
Praxair Stock Option	2.8(a)
Praxair Stock-Based Awards	2.8(d)
Praxair Stockholders Meeting	6.3(a)
Praxair Termination Payment	8.6(b)(i)
Proxy Statement/Prospectus	1.2(a)
Registration Statement	1.2(a)
Regulatory Condition	1.11
Representatives	6.5
Required Amendment	1.14
Revenue	6.9(a)(i)
S-4 Prospectuses	1.2(a)
SEC	1.2(a)
Securities Act	1.3
Settlement Action	6.4(d)
Surviving Corporation	2.3
Tail Period	6.10(a)

A-1-13

U.S. Exchange Offer Prospectus	1.2(a)
US Intermediate Holding Sub	Preamble
willful and material breach	8.6(a)(i)

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Annex II:

Form of Certificate of Incorporation of the Surviving Corporation

See attached.

ANNEX II

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PRAXAIR, INC.

FIRST. The name of the corporation is Praxair, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to engage in any and all activities necessary or incidental to the foregoing.

FOURTH. The total number of shares which the corporation shall have authority to issue is 1 share of Common Stock, and the par value of such share is $0.01.

FIFTH. The name and mailing address of the incorporator is Guillermo Bichara, 10 Riverview Drive, Danbury, CT 06810-6268.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

SEVENTH. The number of directors of the corporation shall be fixed from time to time in the manner provided in the by-laws of the corporation. Each director shall be elected and shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

Annex III:

Governance Matters

See attached.

ANNEX III

GOVERNANCE MATTERS

Subject to applicable Law and any required approval of any Regulatory Authority, at or prior to the Effective Time, the following matters shall be effected by the adoption of, or appropriate amendments to, the Organizational Documents of New Holdco, the charters of the committees of the New Holdco Board, the New Holdco Board’s governance guidelines or other corporate policies of New Holdco. From the Effective Time until the third anniversary of the Effective Time (the “Integration Phase”), any document, charter, guideline or other policy that effects any of the matters set forth in Sections 1 (Name), 2 (Domicile and Tax Residency), 3(a) (Composition, Policies and Decisions of the New Holdco Board—Initial Composition), 3(b) (Composition, Policies and Decisions of the New Holdco Board—Composition during the Integration Phase), 3(h) (Composition, Policies and Decisions of the New Holdco Board—Decisions), 4(a) (Chairman of the New Holdco Board—Initial Chairman), 4(b) (Chairman of the New Holdco Board—Nomination and Appointment), 4(c) (Chairman of the New Holdco Board—Removal of the Chairman from the Office of Chairman), 5 (New Holdco Board’s Role and Responsibilities), 7 (Committees of the New Holdco Board), 8(a) (Chief Executive Officer—Initial Chief Executive Officer), 8(b) (Chief Executive Officer—Nomination, Appointment and Removal), 9(a) (Management Committee—Composition during the Integration Phase), 9(d) (Management Committee—Initial Direct Reports), 9(e) (Management Committee—Key Executives during the Integration Phase), 10 (Integration Planning and Execution) or 12 (Business Unit Structure) shall, except as may be determined by shareholders by special resolution duly passed at a general meeting of New Holdco shareholders, provide that the relevant provision may not be amended, nor may any provision inconsistent therewith be adopted or any action or delegation inconsistent therewith be taken or made, without the affirmative vote of three-quarters (3/4) of the entire New Holdco Board. Except as otherwise agreed between Linde and Praxair, the matters set forth in the sections identified in the immediately preceding sentence shall be incorporated into the Organizational Documents of New Holdco as in effect at the Effective Time.

Capitalized terms used herein but not defined have the meaning assigned to such terms in the Business Combination Agreement to which this Annex III is attached (the “Agreement”).

1.	Name. No later than the Commencement of the Offer, the name of New Holdco shall be “Linde plc”. The New Holdco Group shall bear the “Linde” name and retain Linde’s branding globally, subject to retention of certain existing local brands of both Linde and Praxair that have significant value in their respective jurisdictions.

2.	Domicile and Tax Residency. New Holdco, being incorporated in Ireland, shall, following the consummation of the Offer and the Merger, serve as a holding company for the combined businesses of the Linde Group and the Praxair Group. As of the date of this Agreement, New Holdco is, and it is the intention of New Holdco, Linde and Praxair that, following the consummation of the transactions contemplated by the Agreement, New Holdco will continue to be, and will take all actions necessary to remain, tax resident solely in the United Kingdom.

3.	Composition, Policies and Decisions of the New Holdco Board.

a.

Initial Composition. The New Holdco Board shall consist, at the Effective Time, of twelve (12) directors, six (6) of whom shall be designated prior to the Effective Time by Linde from the then Linde Supervisory Board members (each, a “Linde Designee”) and six (6) of whom shall be designated prior to the Effective Time by Praxair from the then Praxair Board members (each, a “Praxair Designee”). At the Effective Time, eleven (11) members of the New Holdco Board shall be non-executive directors and the twelfth member shall be the Chief Executive Officer. The New Holdco Board shall nominate each of the Linde Designees and Praxair Designees (or his or her replacement made in accordance with Section 3(b)) for re-election to the New Holdco Board at each of New Holdco’s annual shareholders’ meetings as required to ensure that the Linde Designees and Praxair Designees (or his or her replacement made in accordance with Section 3(b)) serve on the New Holdco Board for the duration of the Integration Phase. Each of Linde and Praxair shall deliver to the other party, at least five (5) weeks prior to the expected Commencement of the Offer, a written notice listing the names of all of the Linde Designees and the Praxair Designees, respectively, and shall provide any relevant information about such designees as the other party may reasonably request. If any of the Linde Designees or Praxair Designees shall be unable or unwilling to serve at the Effective Time, Linde or Praxair, as applicable, shall promptly nominate a replacement Linde Designee or Praxair Designee, as applicable, and provide any relevant information about such nominee as the other party may reasonably request. In accordance with Rule 438 of the Securities Act, each Linde Designee and Praxair Designee shall, prior to the first filing of the Registration Statement in which he or she is named, or any subsequent amendment thereto, provide New Holdco an executed consent to being named therein as a person anticipated to become a director of New Holdco and to the filing of such consent as an exhibit to such Registration Statement. If and to the extent reasonably requested by a Linde Designee or Praxair Designee, Linde, Praxair and New Holdco shall assist such designee in establishing a “due diligence defense,” as contemplated by Section 11(b)(3) of the Securities Act, for claims made under Section 11 of the Securities Act with respect to the Registration Statement.

b.	Composition during the Integration Phase. During the Integration Phase, the New Holdco Board shall be comprised of twelve (12) directors, six (6) of whom shall be Linde Class Directors and six (6) of whom shall be Praxair Class Directors. Subject to the proviso in the last sentence of Section 3(b)(i), a “Linde Class Director” is an individual who was a Linde Designee at the Effective Time or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Linde Class Director. Subject to the proviso in the last sentence of Section 3(b)(i), a “Praxair Class Director” is an individual who was a Praxair Designee at the Effective Time or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Praxair Class Director. During the Integration Phase, other than the Chief Executive Officer, the members of the New Holdco Board shall be non-executive directors.

i.

Vacancies. During the Integration Phase, in the event of a director’s resignation, removal, death or disability prior to the end of his or her term, the vacancy on the New Holdco Board shall be filled by a unanimous vote of the remaining members of the New Holdco Board; provided that (i) if such vacancy relates to a Linde Class Director, if the New Holdco Board fails to fill such vacancy within three (3) months, such vacancy may be filled by an individual nominated and appointed by a majority of the remaining Linde Class Directors and (ii) if such vacancy relates to a Praxair Class Director, if the New Holdco Board fails to fill such vacancy within three (3)

months, such vacancy shall be filled by an individual nominated and appointed by a majority of the remaining Praxair Class Directors. If any director is removed by vote of the shareholders of New Holdco and replaced by a director nominated by a shareholder or shareholders of New Holdco, such replacement director shall for the remaining duration of the Integration Phase be deemed to be: (I) a Linde Class Director if the director whose removal caused the vacancy he or she fills had been a Linde Class Director; or (II) a Praxair Class Director if the director whose removal caused the vacancy he or she fills had been a Praxair Class Director; provided that, such replacement director shall not be deemed to be a Linde Class Director or Praxair Class Director, as applicable, and shall instead have undesignated status for purposes of Section 7 unless such replacement director is approved by a majority of the remaining Linde Class Directors or Praxair Class Directors, respectively.

ii.	Removal. During the Integration Phase, and except for any resolution duly passed by shareholders of New Holdco pursuant to Section 146 of the Companies Act, a director may be removed from office by a unanimous vote of all other members of the New Holdco Board.

c.	Composition Following the Integration Phase. The Articles of Association or charters of the committees, as applicable, shall, subject to changes duly approved by the shareholders after the Effective Time, provide that the New Holdco Board, upon recommendations of the Nomination and Governance Committee, will propose nominees for election to the New Holdco Board at each of New Holdco’s annual shareholders’ meetings. Following the Integration Phase, the New Holdco Board shall propose nominees for election to the New Holdco Board without having regard to the specific ratio of members who are Linde Class Directors or Praxair Class Directors.

d.	Director Independence. From and after the Effective Time, the New Holdco Board shall be comprised of at least a majority of independent directors. References in this Annex III to an “independent” director shall mean a director that the New Holdco Board has determined to be independent in accordance with the listing standards of the NYSE.

e.	Director Age and Attributes. An individual shall not be eligible to be nominated for election as a director on the New Holdco Board if the individual reaches the mandatory New Holdco Board retirement age of seventy-two (72) years old prior to the applicable New Holdco annual shareholders’ meeting; provided that waivers of such mandatory retirement age may be granted by a majority of the New Holdco Board (excluding the vote of the director subject to the waiver decision) during the Integration Phase in order to maintain the balance of Linde Class Directors and Praxair Class Directors specified in Sections 3(a) and 3(b); provided further that, during the Integration Phase and to the extent required to give effect to the provision in the third sentence of Section 3(a), the mandatory retirement age shall not apply to Linde Designees and Praxair Designees. Only natural persons can be directors.

f.	Term of Service. Each director who is appointed to the New Holdco Board shall be appointed for a term that shall expire at the end of the next New Holdco annual shareholders’ meeting.

g.	Board Polices. The New Holdco Board shall adopt policies governing, among other things, (i) potential conflicts of interest of directors, (ii) the ownership of and transactions in securities other than securities issued by New Holdco, (iii) a code of ethics and (iv) confidential treatment of information received in connection with being a director.

h.	Decisions: During the Integration Phase, decisions of the New Holdco Board shall be made by majority vote of the entire New Holdco Board (i.e., at least 7 of 12 directors), unless a higher majority is stated in this Annex III or required under applicable Law.

4.	Chairman of the New Holdco Board.

a.	Initial Chairman. At the Effective Time, Professor Dr. Wolfgang Reitzle (or in the event that he is unable or unwilling to hold the position of Chairman of the New Holdco Board at the Effective Time, a replacement designated prior to the Effective Time by Linde) shall serve as initial Chairman of the New Holdco Board and shall constitute one of the six (1 of 6) Linde Designees.

b.	Nomination and Appointment.

i.	Vacancy Created by the initial Chairman. During the Integration Phase, in the event of the initial Chairman’s resignation, removal, death or disability, the vacancy of Chairman of the New Holdco Board shall be filled as follows:

1.	if Mr. Stephen F. Angel or any other former executive officer of Praxair or one of its Subsidiaries is then serving (or is simultaneously appointed) as Chief Executive Officer, then the Linde Class Directors shall propose a candidate from amongst themselves to be Chairman, and such candidate will be subject to approval by the New Holdco Board (unanimously, and if not possible, by at least a two-thirds (2/3) majority). If the Chairman is not approved by the New Holdco Board by at least a two-thirds (2/3) majority, then a majority of the Linde Class Directors will select the Chairman;

2.	if a former executive officer of Linde or one of its Subsidiaries is then serving (or is simultaneously appointed) as Chief Executive Officer, then the Praxair Class Directors shall propose a candidate from amongst themselves (including Mr. Stephen F. Angel if he is then a director) to be Chairman, and such candidate will be subject to approval by the New Holdco Board (unanimously, and if not possible, by at least a two-thirds (2/3) majority). If the Chairman is not approved by the New Holdco Board by at least a two-thirds (2/3) majority, then a majority of the Praxair Class Directors will select the Chairman; and

3.	if a person who was not an employee or a director of Linde or Praxair or any of their respective Subsidiaries prior to the Effective Time is then serving (or is simultaneously appointed) as Chief Executive Officer, then the vacancy shall be filled by an individual appointed by the vote of at least two-thirds (2/3) of the New Holdco Board.

ii.	Vacancy Created by any other Chairman of the Board. After the replacement of the initial Chairman as Chairman of the New Holdco Board pursuant to Section 4(b)(i), in the event of the resignation, removal, death or disability of the Chairman of the Board of New Holdco, the vacancy shall be filled by an individual nominated by the Nomination and Governance Committee and appointed by the vote of at least two-thirds (2/3) of the New Holdco Board.

c.	Removal of the Chairman from the Office of Chairman. The Chairman may be removed from the office of Chairman of the Board of New Holdco by the vote of at least two-thirds (2/3) of the New Holdco Board (excluding the Chairman in calculating the required vote).

d.	Chairman’s Role and Responsibilities. The role and responsibilities of the Chairman of the New Holdco Board shall be set forth in the Articles of Association and the Corporate Governance Guidelines of the New Holdco Board and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Chairing the New Holdco Board meetings;

ii.	Chairing New Holdco’s shareholders’ meetings;

iii.	Representing New Holdco at investor and other external meetings, in coordination with the Chief Executive Officer as appropriate, it being understood that the Chief Executive Officer and Chief Financial Officer have primary responsibility for representing New Holdco at investor and other external meetings;

iv.	Facilitating effective communication between the New Holdco Board and its shareholders and other stakeholders and, in particular, ensuring that the New Holdco Board is aware of the views of major shareholders;

v.	Setting the agenda for New Holdco Board deliberations, with the assistance of the Chief Executive Officer and the New Holdco Secretary, and ensuring that there is sufficient time for consultation, consideration and decision-making by the New Holdco Board;

vi.	Ensuring that the New Holdco Board and its Audit Committee have access to all the information it deems necessary or desirable to identify and assess the nature and extent of the significant risks faced by New Holdco, including risks related to the implementation of its strategy;

vii.	Promoting a culture of openness and debate by facilitating the contribution of non-executive directors;

viii.	Ensuring that appropriate risk management and other key processes and policies are properly developed and adopted by New Holdco, with the counsel of the Audit Committee; and

ix.

Timely providing all members of the New Holdco Board with all information on facts and developments concerning New Holdco and the New Holdco Group which the New Holdco Board may need to function as required and to properly carry out its duties under applicable Law, the Articles of Association, the Corporate Governance Guidelines and the corporate governance matters set forth in this Annex III, including regarding the New Holdco Group’s long-term plans, the main features of the strategic policy, the general and financial risks, the management and control systems of the New Holdco Group and material compliance with all applicable Laws and regulations.

None of the responsibilities of the Chairman shall limit any responsibility of any of the committees of the New Holdco Board.

5.	New Holdco Board’s Role and Responsibilities. The New Holdco Board is responsible for the overall conduct of the New Holdco Group and has the powers, authorities and duties vested in it by and pursuant to the applicable Laws of Ireland and the Articles of Association. In all its dealings, and subject to their duties and responsibilities as determined by Irish Law, the New Holdco Board shall be guided by the interests of the New Holdco Group as a whole, including but not limited to its shareholders. The New Holdco Board has the final responsibility for the management, direction and performance of New Holdco and the New Holdco Group. Any delegation by the New Holdco Board shall be given in relation to specific matters and specifically authorized by a resolution of the New Holdco Board. In addition to any specific statutory roles and responsibilities as determined by Irish Law, the specific role and responsibilities of the New Holdco Board shall be set forth in the Articles of Association and the Corporate Governance Guidelines of the New Holdco Board and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

a.	Approving significant changes in the nature and scope of the New Holdco Group’s business;

b.	Setting the agenda and proposing resolutions for New Holdco’s shareholders’ meetings including proposals for appointments and removals of New Holdco Board members;

c.	Monitoring New Holdco’s global strategy and evaluating and approving the strategic plan, operational business plan, Integration Plan, performance targets and annual budget for the New Holdco Group and, in each case, any significant changes thereto, in each case presented by management, and monitoring New Holdco’s performance and achievements thereunder;

d.	Nominating and appointing an individual to serve as the Chairman of the New Holdco Board, evaluating the performance of such individual in his or her role as Chairman of the New Holdco Board and suspending or removing such individual from his or her role as Chairman of Board, in each case in a manner consistent with Section 4;

e.	During the Integration Phase, approving the appointment and removal of members of the Management Committee subject to the prior approval of such appointment or removal by the Executive Committee, and, after the Integration Phase, advising the Chief Executive Officer regarding the appointment and removal of members of the Management Committee;

f.	Agreeing on a “Limits of Authority” policy setting forth procedures for approving capital expenditure projects, investments, acquisitions, partnerships, divestments, engineering projects, and financing and capital market transactions (including any capital increases, share repurchases and debt issuances) to be made by New Holdco or any of its Subsidiaries of specified value thresholds.

g.	Approving New Holdco’s individual and consolidated financial statements and accounts, upon recommendation by the Audit Committee;

h.	At least once a year, discussing (i) the functioning of the New Holdco Board, the Chairman of the New Holdco Board, the Chief Executive Officer and the other individual directors, and the conclusions to be drawn on the basis thereof and (ii) the risks of the business and the evaluation by the New Holdco Board of the structure and operation of the internal risk management and control systems and any significant changes thereto; and

i.	Approving any other transaction of any company in the New Holdco Group which the New Holdco Board has subjected to its prior approval.

6.	Meetings of the New Holdco Board.

a.	Frequency and Attendance. The New Holdco Board shall meet at least five (5) times per year and as often as it deems necessary or appropriate or at the request of the Chairman or Chief Executive Officer. No more than one (1) New Holdco Board meeting per year shall be held physically outside the United Kingdom, absent exigent circumstances; provided that if one (1) New Holdco Board meeting per year is held physically outside the United Kingdom, it shall be held in a suitable jurisdiction consistent with the requirements of Section 2 and no New Holdco Board meeting shall take place in Ireland or Germany. If the Chairman of the New Holdco Board is not able to attend any New Holdco Board meeting in person, then the New Holdco Board shall designate another non-executive director who is able to attend such New Holdco Board meeting in person to chair such New Holdco Board meeting. The Chief Executive Officer shall attend New Holdco Board meetings in person, absent exigent circumstances, and may attend meetings of any committee of the Board, at the invitation of the committee. The foregoing shall be applied equally to meetings of the committees of the New Holdco Board. The New Holdco Board may establish attendance and procedural guidelines consistent with good corporate governance and the requirements of Section 2 for the New Holdco Board and its committees which shall be binding on the directors.

b.	Minutes. The minutes of the New Holdco Board meetings shall generally be adopted at the next meeting. If all members of the New Holdco Board agree on the contents of the minutes, they may be adopted earlier. The minutes may be signed for adoption by the Chairman of the New Holdco Board or such other director as may be designated to chair the meeting in the absence of the Chairman of the New Holdco Board, and shall be made available to all members of the New Holdco Board promptly.

c.

Resolutions. A quorum shall be required for the valid adoption of resolutions by the New Holdco Board, which shall be satisfied in a meeting at which at least the majority of its members are present or represented. Except to the extent expressly provided otherwise and subject to Section 3(h), resolutions of the New Holdco Board shall be adopted by simple majority and each member shall have one vote. A resolution in writing signed by all the directors, or by all the directors being members of a committee, and who are for the time being entitled to receive notice of a meeting or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting or such a committee duly convened and held. In the event of a tie vote with respect to any resolution, the Chairman of the New Holdco Board shall not have a casting or deciding vote.

7.	Committees of the New Holdco Board. The New Holdco Board shall have the following committees, which shall have the following roles and responsibilities:

a.	Executive Committee. The New Holdco Board shall have an Executive Committee, which shall, during the Integration Phase, be comprised of two (2) Linde Class Directors (one of whom will be the Chairman of the New Holdco Board, so long as the Chairman is a Linde Class Director) and two (2) Praxair Class Directors (one of whom will be the Chief Executive Officer, so long as the Chief Executive Officer is a Praxair Class Director). During the Integration Phase, the Executive Committee shall be chaired by the Chairman of the New Holdco Board. The role and responsibilities of the Executive Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Evaluating and approving any investments, acquisitions, partnerships or divestments requiring New Holdco Board approval, that in each case arises between regularly scheduled New Holdco Board meetings and are within value thresholds specified by the New Holdco Board;

ii.	Evaluating and approving any financing or other capital markets transactions requiring New Holdco Board approval, that in each case arises between regularly scheduled New Holdco Board meetings and are within value thresholds specified by the New Holdco Board;

iii.	During the interval between regularly scheduled New Holdco Board meetings, acting upon any other such matters within the competencies of the New Holdco Board that are within value thresholds specified by the New Holdco Board and, in the opinion of the Chairman of the New Holdco Board, should not be postponed until the next regularly scheduled New Holdco Board meeting;

iv.	During the Integration Phase, evaluating and approving any material lay-offs, unless such action is consistent with the Integration Plan or otherwise requires full New Holdco Board approval;

v.	During the Integration Phase, evaluating and approving any divestitures of (A) all or substantially all of the New Holdco Group’s business in any country, (B) all or substantially all of any business line of the New Holdco Group, or (C) any business that is otherwise material to the New Holdco Group, in each case, unless such action is consistent with the Integration Plan or otherwise requires full New Holdco Board approval; and

vi.	During the Integration Phase, evaluating and approving (i) any nomination, removal or appointment of any member of the Management Committee or any Key Executive (as defined below), (ii) any change in the responsibilities delegated or assigned to any member of the Management Committee, or (iii) any change of the line of reporting for any member of the Management Committee.

b.	Audit Committee. The New Holdco Board shall have an Audit Committee, which shall, during the Integration Phase, be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Audit Committee shall be chaired by a Linde Class Director appointed by a majority of the Linde Class Directors. All members of the Audit Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act, and the Audit Committee shall have at least one member who satisfies the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. The role and responsibilities of the Audit Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Assisting the New Holdco Board in its oversight of (w) the integrity of New Holdco’s financial statements, (x) New Holdco’s compliance with legal and regulatory requirements, (y) the independent auditor’s qualifications and independence and (z) the performance of New Holdco’s internal audit functions and independent auditors;

ii.	Recommending to the shareholders of New Holdco the approval of New Holdco’s independent auditor; and

iii.	Preparing the report of the Audit Committee for inclusion in New Holdco’s proxy statement.

c.	Nomination and Governance Committee. The New Holdco Board shall have a Nomination and Governance Committee, which shall, during the Integration Phase, be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Nomination and Governance Committee shall be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. All members of the Nomination and Governance Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act. The role and responsibilities of the Nomination and Governance Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Identifying individuals qualified to become New Holdco Board members;

ii.	Selecting, or recommending that the New Holdco Board select, the director nominees for New Holdco’s next annual shareholders’ meeting, in each case in a manner consistent with Sections 3 and 4;

iii.	Developing and recommending to the New Holdco Board a set of corporate governance guidelines; and

iv.	Overseeing the evaluation of the performance of the New Holdco Board.

d.	Compensation Committee. The New Holdco Board shall have a Compensation Committee, which shall, during the Integration Phase, be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Compensation Committee shall be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. All members of the Compensation Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act. The role and responsibilities of the Compensation Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation;

ii.	Reviewing and approving the compensation of the members of the Management Committee, and making recommendations to the New Holdco Board with respect to other executive compensation and any incentive or equity based compensation plans, in each case that are subject to New Holdco Board approval;

iii.	Preparing the report of the Compensation Committee for inclusion in New Holdco’s proxy statement;

iv.	Evaluating the performance of the Chief Executive Officer and members of the Management Committee; and

v.	Developing succession plans for the Chief Executive Officer and the members of the Management Committee, with the counsel of the Chairman of the New Holdco Board.

e.	Exclusion from Committee Membership. Neither Professor Dr. Wolfgang Reitzle nor Mr. Stephen F. Angel shall be a member on any statutorily required committee of the New Holdco Board, including the Audit Committee, the Nomination and Governance Committee and the Compensation Committee.

f.	Vacancies. During the Integration Phase, in the event of any vacancy on any committee, such vacancy shall be filled by a unanimous vote of the remaining members of the New Holdco Board; provided that (i) if such vacancy relates to a Linde Class Director, if the New Holdco Board fails to fill such vacancy within five (5) weeks, such vacancy may be filled by an individual appointed by a majority of the remaining Linde Class Directors, and (ii) if such vacancy relates to a Praxair Class Director, if the New Holdco Board fails to fill such vacancy within five (5) weeks, such vacancy shall be filled by an individual appointed by a majority of the remaining Praxair Class Directors.

g.	Removal. During the Integration Phase, a director may be removed from a committee by a unanimous vote of all other members of the New Holdco Board.

h.	Decisions: During the Integration Phase, decisions of a committee of the New Holdco Board shall be made by majority vote of the entire committee (i.e., at least 3 of 4 directors or at least 4 of 6 directors, as the case may be), unless a higher majority is stated in this Annex III or required under applicable Law.

8.	Chief Executive Officer.

a.	Initial Chief Executive Officer. At the Effective Time, Mr. Stephen F. Angel (or in the event that he is unable or unwilling to hold the position of Chief Executive Officer at the Effective Time, a replacement designated prior to the Effective Time by Praxair) shall serve as the Chief Executive Officer and a member of the New Holdco Board and shall constitute one of the six (1 of 6) Praxair Designees.

b.	Nomination, Appointment and Removal. In the event of the resignation, removal, death or disability of the initial Chief Executive Officer, the vacancy shall be filled by an individual nominated by the Nomination and Governance Committee and appointed by the vote of at least two-thirds (2/3) of the New Holdco Board. The Chief Executive Officer may be removed from the office of the Chief Executive Officer by the vote of at least two-thirds (2/3) of the New Holdco Board (excluding the then-serving Chief Executive Officer if he or she is then serving as a director of the New Holdco Board).

c.	Chief Executive Officer’s Role and Responsibilities. The roles and responsibilities of the Chief Executive Officer shall be established by the New Holdco Board and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Managing and directing the Management Committee;

ii.	After the Integration Phase, appointing and removing members of the Management Committee with the counsel of the New Holdco Board;

iii.	Managing the business of the New Holdco Group together and with the counsel of the members of the Management Committee;

iv.	Preparing a global strategy, a strategic plan, operational business plan and performance targets, together and with the counsel of the Management Committee;

v.	Presenting to the New Holdco Board the integration plan (the “Integration Plan”) for the Integration Efforts and any significant changes thereto;

vi.	Reporting to the New Holdco Board on the progress of the integration of the business of Linde and its Subsidiaries and Praxair and its Subsidiaries (the “Integration Efforts”);

vii.	Directing the implementation and execution of the strategic plans approved by the New Holdco Board, together and with the counsel of the Management Committee; and

viii.	Working closely together with the Chairman of the New Holdco Board and keeping the Chairman of the New Holdco Board and the remainder of the New Holdco Board reasonably informed regarding the activities of the New Holdco Group.

9.	Management Committee. From and after the Effective Time, the New Holdco Group shall have a Management Committee comprised of executive officers of the New Holdco Group that report to the Chief Executive Officer, each of whom shall have an employment agreement with a Subsidiary of New Holdco to the extent required by applicable Law or the requirements of Section 2. The Management Committee shall constitute the senior leadership team of the New Holdco Group. For the avoidance of doubt, the Management Committee shall not be a corporate body or organ of New Holdco and is not a committee or organ of the New Holdco Board. The Management Committee members shall be titled “Executive Officers” of the New Holdco Group and, apart from the Chief Financial Officer, none of them shall hold an office or employment in New Holdco.

a.	Composition during the Integration Phase. The Management Committee shall initially be comprised of the following six (6) Executive Officers and, to the extent specified, individuals:

i.	the Chief Financial Officer, who shall initially be Mr. Matthew J. White (or in the event that he is unable or unwilling to hold the position of Chief Financial Officer at the Effective Time, a replacement designated prior to the Effective Time by Praxair);

ii.	the Head of Global Functions, who shall initially be an individual designated prior to the Effective Time by Praxair;

iii.	the Head of Americas Gases, who shall initially be an individual designated prior to the Effective Time by Praxair;

iv.	the Head of Linde Engineering, who shall initially be Dr. Christian Bruch (or in the event that he is unable or unwilling to hold the position of Head of Linde Engineering at the Effective Time, a replacement designated prior to the Effective Time by Linde);

v.	the Head of APAC Gases, who shall initially be Mr. Sanjiv Lamba (or in the event that he is unable or unwilling to hold the position of Head of APAC Gases at the Effective Time, a replacement designated prior to the Effective Time by Linde); and

vi.	the Head of EMEA Gases, who shall initially be Mr. Bernd Eulitz (or in the event that he is unable or unwilling to hold the position of Head of EMEA Gases at the Effective Time, a replacement designated prior to the Effective Time by Linde).

During the Integration Phase, in the event of the resignation, removal, death or disability of a member of the Management Committee, the replacement thereof shall be nominated by the Chief Executive Officer and approved (A) first by the Executive Committee, (B) if required by a committee charter, then by the applicable committee of the New Holdco Board and (C) then by the New Holdco Board.

During the Integration Phase, any member of the Management Committee may be removed from office upon the request of the Chief Executive Officer with the approval (A) first of the Executive Committee, (B) if required by a committee charter, then of the applicable committee of the New Holdco Board and (C) then of the New Holdco Board.

b.	Composition Following the Integration Phase. Following the Integration Phase, the Management Committee shall be comprised of at least six (6) Executive Officers who shall be appointed by, and may be removed by, the Chief Executive Officer with the counsel of the New Holdco Board.

c.	Management Committee’s Role and Responsibilities. The role and responsibilities of the Management Committee shall be established by the Chief Executive Officer and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Delivering operating results against the strategic plans, operational business plans, performance targets, annual budgets and safety and compliance standards for the New Holdco Group approved by the New Holdco Board;

ii.	Managing the business of the Subsidiaries of New Holdco under the direction of the Chief Executive Officer;

iii.	Directing the implementation and execution of the strategic decisions made by the New Holdco Board, within the mandate provided by the New Holdco Board under the direction of the Chief Executive Officer; and

iv.	Ensuring internal alignment for cohesive and consistent communication both internally and externally to stakeholders.

d.	Initial Direct Reports. The Chief Executive Officer of Linde and the Chief Executive Officer of Praxair, acting jointly, shall appoint the individuals to serve as Key Executives (as defined below) at the Effective Time.

e.	Key Executives during the Integration Phase.

i.

During the Integration Phase, the Chief Executive Officer shall, with the approval of the Executive Committee, have the exclusive right to nominate, appoint and remove his or her direct reports in the following functions: Legal; Lincare; M&A; Strategy & Project Development; Communications; Human Resources; and Integration Managers (such direct reports, the “CEO Direct Reports”). The compensation of the CEO Direct Reports shall be determined by the Chief Executive Officer in accordance with policies approved by the Compensation Committee; provided that all such compensation information shall be provided to the Compensation Committee. During the Integration Phase, each Management Committee member shall, with the approval of the Chief Executive Officer and the Executive Committee, have the exclusive right to nominate, appoint and remove his or her direct reports (such direct reports, together with the CEO Direct Reports, the “Key Executives”). Notwithstanding the foregoing, the nomination, appointment or removal of a Key Executive shall also require the approval of (i) the applicable committee of the New Holdco Board if so provided in its charter, and (ii) the New Holdco Board to the extent necessary to comply with any legal or regulatory requirements. The compensation of each Key Executive who reports to a Management Committee member shall be determined by the Chief Executive Officer, in consultation with the Management Committee member to whom the applicable Key Executive directly reports and in accordance with policies approved by the Compensation Committee; provided that all such compensation information shall be provided to the Compensation Committee.

ii.	Other Executives: During the Integration Phase, each Key Executive shall have the right to nominate, appoint and remove his or her direct reports in accordance with the grandfathering principles agreed between the parties as part of the Integration Plan.

iii.	The following principles shall be used in appointing the initial Key Executives:

1.	Best qualified candidate gets the position;

2.	Key Executives to be selected and appointed before the Effective Time;

3.	Selection to be based upon a list of potential candidates, which will be compiled by the Human Resources departments of Linde and Praxair; and

4.	Aim for Praxair employees transferring to Munich, and Linde employees transferring to Danbury.

f.	Key Executives Following the Integration Phase. Following the Integration Phase, the Chief Executive Officer shall, with the counsel of the New Holdco Board and if required by a committee charter, the approval of the applicable committee of the New Holdco Board, have the exclusive right to nominate and appoint the CEO Direct Reports. Following the Integration Phase, each Management Committee member shall, with the approval of the Chief Executive Officer and if required by a committee charter, the approval of the applicable committee of the New Holdco Board, have the right to nominate and appoint the respective Key Executives that are his or her direct reports.

10.	Integration Planning and Execution. From the date of the Agreement through the end of the Integration Phase and subject to compliance with applicable antitrust Laws, a committee to coordinate the Integration Efforts shall be established and maintained. From the date of the Agreement through the Effective Time (the “Integration Planning Phase”), Praxair and Linde shall jointly establish and maintain such committee, which will be referred to as the “Integration Committee” during such phase. From the Effective Time through the end of the Integration Phase (the “Integration Execution Phase”), the New Holdco Group shall establish and maintain such committee, which will be referred to as the “Steering Committee” during such phase.

a.	Integration Committee. During the Integration Planning Phase, the Integration Committee, comprised of four (4) individuals, who shall be the two (2) individuals then serving as Chief Executive Officer and Chief Financial Officer of Linde and the two (2) individuals then serving as Chief Executive Officer and Chief Financial Officer of Praxair, shall coordinate the Integration Efforts. Decisions of the Integration Committee shall be made by majority vote of the entire committee (i.e., at least 3 of 4 members), provided that, in the event of a tie vote between the Linde representatives and the Praxair representatives with respect to the approval of an economic sanctions plan specified in Section 10(c)(i)(5), the Chief Executive Officer of Praxair shall have the casting vote, and, to the extent a vote of the Integration Committee with respect to such plan has not occurred prior to March 15, 2018, the Chief Executive Officer of Praxair shall be entitled to adopt such plan on behalf on the Integration Committee in a form satisfactory to the Chief Executive Officer of Praxair.

b.	Steering Committee. During the Integration Execution Phase, the Steering Committee, comprised of the Chief Executive Officer, the members of the Management Committee, the General Counsel of the New Holdco Group and the Chief Human Resources Officer of the New Holdco Group, shall coordinate the Integration Efforts. The Steering Committee shall make decisions by consensus, with the Chief Executive Officer having final decision-making authority.

c.	Integration Committee’s/Steering Committee’s Role and Responsibilities.

i.	The role and responsibilities of the Integration Committee during the Integration Planning Phase include:

1.	As part of the Integration Plan, establishing basic guidance for, and supervising, the Integration Efforts in accordance with the term sheet, including determining the locations of central functions in accordance with the term sheet and the rebranding strategy of the New Holdco Group;

2.	As part of the Integration Plan, determining the operating model (organizational set-up including locations, reporting lines, responsibilities for countries, business units, cluster, etc.) in accordance with the term sheet;

3.	Evaluating potential divestitures in connection with obtaining requisite regulatory approval to satisfy the Regulatory Condition;

4.	Developing and revising, as appropriate, the Integration Plan;

5.	Developing and adopting an economic sanctions compliance plan for the New Holdco Group to become effective upon the Effective Time, which plan shall comply with applicable Laws; and

6.	Overseeing and directing the Integration Management Office.

ii.	The role and responsibilities of the Steering Committee during the Integration Execution Phase include:

1.	Coordinating the Integration Efforts; and

2.	Overseeing and directing the Integration Management Office.

d.	Integration Management Office. The Integration Committee during the Integration Planning Phase and the Steering Committee during the Integration Execution Phase shall establish and maintain an Integration Management Office, which shall be comprised of two (2) Integration Managers. During the Integration Planning Phase, one (1) Integration Manager shall be appointed by the Linde Executive Board and one (1) Integration Manager shall be appointed by the Chief Executive Officer of Praxair. The role and responsibilities of the Integration Management Office shall be established by the Integration Committee during the Integration Planning Phase and the Steering Committee during the Integration Execution Phase.

11.	Co-determination. After the Effective Time, New Holdco will respect the statutory co-determination rights of employees at Linde or any other direct or indirect German Subsidiary of New Holdco in accordance with the Laws of Germany, subject to any rights under any applicable domination, profit and loss transfer agreement.

12.	Business Unit Structure.

a.	Operations. From and after the Effective Time, the initial Chief Executive Officer shall be based in Danbury, Connecticut, the initial Chief Financial Officer shall split his time between Danbury, Connecticut and Munich, Germany as appropriate, and operations of the business conducted by the Subsidiaries of New Holdco shall be appropriately divided between Danbury, Connecticut and Munich, Germany, in each case, in line with the term sheet, to help achieve efficiencies for the New Holdco Group while preserving the expertise of employees and access to qualified personnel at both locations.

b.	United Kingdom office. From and after the date of the Agreement, the New Holdco Board shall continue to maintain an office in the United Kingdom, which office may be sublet from Linde or Praxair or one their respective Subsidiaries. The New Holdco Board shall determine from time to time the relevant scope of the activities of the U.K. office of the New Holdco Board, including personnel and responsibilities of such office, in each case consistent with good corporate governance and the requirements of Section 2. The Chief Executive Officer and the Chief Financial Officer shall each have a dedicated office in the United Kingdom with appropriate staff.

c.	Linde AG: At least until a squeeze-out, the CEO of Linde AG will be a German national or a German speaking individual who is familiar with German governance and co-determination.